UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

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SANDRIDGE ENERGY, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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2019

Notice of 2019 Annual Meeting of Stockholders and Proxy Statement

A Message from the Board of Directors

To Our Stockholders,

You are cordially invited to the 2019 Annual Meeting of Stockholders of SandRidge Energy, which will be held at 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma 73102, on May 23, 2019 at 9:00 a.m., central time.

The formal Notice of Annual Meeting and Proxy Statement, which are contained in the following pages, outline the actions that will, or may, be taken by the stockholders at the Annual Meeting.

In June of last year, you elected us to effect change and to refocus SandRidge’s priorities on initiatives that will align the policies and practices of management with the interests of stockholders. We, along with our new CEO, are focused on that goal and are committed to transparency for you, our stockholders. One important focus of ours has been the reformation of the Company’s executive compensation structure. As you will read throughout this proxy statement, the way forward is a compensation program better aligned with our industry peers and your vested interests. We are committed to this shift in focus and have made significant progress since elected last year.

In that regard, we are confident our nominees for the Company’s Board have the right mix of professional achievement, skills, and experiences that qualify them to serve as responsible, disciplined custodians of your capital, overseeing the Company’s new management. Therefore, the Board unanimously recommends that you vote FOR the election of the nominees proposed by the Board herein.

We value your feedback with respect to our strategy, leadership and governance, and look forward to continuing our constructive conversations. In 2017, you expressed your desire to cast advisory votes on the compensation of the Company’s named executive officers every year, and we are continuing our commitment to provide you with that opportunity. However, due to the changes made to the compensation policies and practices of the Company in the second half of last year, and changes currently being made by our newly appointed CEO, we do not believe the 2018 compensation disclosed in this proxy statement is completely reflective of the Company’s policies going forward. Therefore, the Board unanimously recommends that you ABSTAIN from voting on the non-binding advisory vote on compensation, and look to next year’s proxy statement for detailed disclosure regarding the new compensation philosophy of SandRidge.

Your vote is important and we encourage you to vote even if you are unable to attend the Annual Meeting. You may vote by Internet or by telephone using the instructions on the Notice or by signing and returning the proxy card in the postage-paid envelope provided for your convenience. You may also attend and vote at the Annual Meeting.

This is an exciting time for SandRidge as we continue to reposition the Company with a focus on maximizing shareholder value. On behalf of the entire Board, we sincerely appreciate your continued support.

For the Board of Directors,

Jonathan Frates,	Paul D. McKinney,

Chairman of the Board,	President and Chief Executive Officer

SandRidge Energy, Inc.	SandRidge Energy, Inc.

The attached Proxy Statement is dated and is first being mailed on or about April 22, 2019. Your vote is important. Please vote your shares promptly. You can find voting instructions on the attached Proxy Statement’s enclosed proxy card or voting instruction card.

If you have any questions or require any assistance with respect to voting your shares, please contact the Company’s proxy solicitor at the contact listed below:

Harkins Kovler, LLC

3 Columbus Circle, 15th Floor

New York, New York 10019

(212) 468-5380

or

Call Toll-Free (844) 218-8384

Email: SandRidge@harkinskovler.com

i

Notice of Annual Meeting of Stockholders

NOTICE IS HEREBY GIVEN that the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) of SandRidge Energy, Inc., a Delaware corporation (the “Company” or “SandRidge”), will be held at 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma 73102, on May 23, 2019, at 9:00 a.m., central time, with respect to the proposals described below:

1.	To elect six directors to serve on our Board of Directors (the “Board”) until the Company’s annual meeting in 2020, and until their successors are elected and duly qualified;

2.	To approve, through a non-binding vote, the compensation paid to the Company’s named executive officers (identified herein) during 2018; and

3.	To conduct such other business as may properly be presented at the Annual Meeting, or at any and all adjournments or postponements thereof.

The Annual Meeting may be adjourned from time to time. At any adjourned meeting, action with respect to the matters specified in this notice may be taken without further notice to stockholders, unless required by applicable law or the Amended and Restated Bylaws of the Company (the “Bylaws”).

Stockholders of record of shares of our common stock at the close of business on March 29, 2019 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting. A list of our stockholders as of the close of business on the Record Date will be available at the Annual Meeting and at the Company’s corporate office, 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma 73102, for the ten days prior to the Annual Meeting.

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OF SPECIAL NOTE TO SHAREHOLDERS FOR THIS ANNUAL MEETING

Ratification of Independent Auditors

The Board believes that our shareholders should be asked to ratify every year the Company’s independent registered public accounting firm, which audits the Company’s financial statements. However, in following best governance practices, periodically the Audit Committee will seek proposals from accounting firms to perform such audit, as is the case this year. Accordingly, the Company is not currently seeking the ratification of the auditing firm by the stockholders for the year ending December 31, 2019, as the Audit Committee has not yet selected that firm. The selection of the Audit Committee will be submitted to stockholders for ratification at the next annual or special meeting of stockholders called for any purpose. (Please see further details beginning on page 16.)

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IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON May 23, 2019

This Notice of Annual Meeting of Stockholders, the accompanying Proxy Statement, the Company’s 2018 Annual Report, and any amendments thereto, and proxy card are available free of charge at: https://materials.proxyvote.com/80007P.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING REGARDLESS OF WHETHER OR NOT YOU PLAN TO ATTEND. ACCORDINGLY, AFTER READING THE ACCOMPANYING PROXY STATEMENT, PLEASE FOLLOW THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD AND PROMPTLY SUBMIT YOUR PROXY BY TELEPHONE, THE INTERNET OR MAIL AS DESCRIBED ON THE PROXY CARD. PLEASE NOTE THAT EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING, WE RECOMMEND THAT YOU VOTE USING THE ENCLOSED PROXY CARD PRIOR TO THE ANNUAL MEETING TO ENSURE THAT YOUR SHARES WILL BE REPRESENTED. EVEN IF YOU VOTE YOUR SHARES PRIOR TO THE ANNUAL MEETING, YOU CAN REVOKE THAT PROXY AND SUBMIT A NEW PROXY BY SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD OR BY FOLLOWING THE INSTRUCTIONS PROVIDED IN THE PROXY CARD TO SUBMIT A PROXY TO VOTE YOUR SHARES OVER THE INTERNET OR BY TELEPHONE OR BY VOTING IN PERSON AT THE ANNUAL MEETING. ONLY YOUR LATEST PROXY CARD OR VOTING INSTRUCTION FORM WILL BE COUNTED.

IF YOU ARE A RECORD HOLDER OF SHARES, OR AN OWNER WHO OWNS SHARES IN “STREET NAME” AND OBTAINS A “LEGAL” PROXY FROM YOUR BROKER, BANK, TRUSTEE OR NOMINEE, YOU STILL MAY ATTEND THE ANNUAL MEETING AND VOTE YOUR SHARES OR REVOKE YOUR PRIOR VOTING INSTRUCTIONS.

Harkins Kovler, LLC (“Harkins Kovler”) is assisting us with our effort to solicit proxies. If you have any questions or require assistance in authorizing a proxy or voting your shares of our common stock, please contact Harkins Kovler at (844) 218-8384 (toll free for stockholders) or (212) 468-5380 (call collect for banks and brokers). We are not aware of any other business, or any other nominees for election as directors, that may properly be brought before the Annual Meeting.

Regardless of the number of shares of our common stock that you own, your vote will be very important. Thank you for your continued support, interest and investment in SandRidge.

By Order of the Board of Directors,

Paul D. McKinney, President and Chief Executive Officer

Oklahoma City, Oklahoma

April 22, 2019

Please sign, date and promptly return the enclosed proxy card in the envelope provided, or grant a proxy and give voting instructions by telephone or the Internet, so that you may be represented at the Annual Meeting. Instructions are on your proxy card or on the voting instruction form provided by your broker.

Brokers cannot vote on the Proposals without your instructions.

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The accompanying Proxy Statement provides a detailed description of the business to be conducted at the Annual Meeting. We urge you to read the accompanying Proxy Statement, including the appendices and any documents incorporated by reference, carefully and in their entirety.

If you have any questions concerning the business to be conducted at the Annual Meeting, would like additional copies of the Proxy Statement or need help submitting a proxy for your shares, please contact Harkins Kovler, the Company’s proxy solicitor:

Harkins Kovler, LLC

3 Columbus Circle, 15th Floor

New York, New York 10019

(212) 468-5380

or

Call Toll-Free (844) 218-8384

Email: SandRidge@harkinskovler.com

Solicitation of Proxies

The enclosed proxy is solicited by the Board of SandRidge Energy, Inc. for use at the 2019 Annual Meeting of Stockholders, or the Annual Meeting, to be held at 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma 73102, on May 23, 2019, at 9:00 a.m., central time or at any adjournment or postponement thereof. In this Proxy Statement, unless the context requires otherwise, when we refer to “we,” “us,” “our,” “SandRidge” or the “Company,” we are describing SandRidge Energy, Inc., a Delaware corporation, and when we refer to the “Board,” we are describing the Company’s Board. We refer to holders of common stock as of March 29, 2019, or the Record Date, as “stockholders.” Proxies are solicited to give all stockholders an opportunity to vote on matters properly presented at the Annual Meeting.

Our Annual Report to Stockholders for the year ended December 31, 2018 (“Annual Report”), including audited financial statements, accompanies this Proxy Statement. The Annual Report to Stockholders is not incorporated by reference into this Proxy Statement or deemed to be a part of the materials used for the solicitation of proxies. This Proxy Statement along with a proxy card and the Annual Report to Stockholders is first being mailed to stockholders beginning on April 22, 2019.

Questions and Answers about the Annual Meeting

Why am I receiving this Proxy Statement?

The Board is soliciting your proxy to vote at our Annual Meeting because you owned shares of our common stock at the close of business on March 29, 2019, or the Record Date, and, therefore, are entitled to vote at the Annual Meeting. At the Annual Meeting, the Company asks you to vote on two proposals:

•	Proposal 1: To elect six directors to serve on our Board until the Company’s annual meeting in 2020; and
•	Proposal 2: To approve, through a non-binding vote, the compensation paid to the Company’s named executive officers (identified herein) during 2018.

How does the Board recommend I vote on the proposals?

The Board unanimously recommends that you vote by proxy using the proxy card with respect to the proposals, as follows:

•	FOR the Board’s six nominees for director set forth on pages 5-8; and
•	ABSTAIN from voting on the non-binding advisory proposal regarding the named executive officer’s 2018 compensation, for the reasons described herein.

The Company reminds stockholders that only the most recently dated voting instructions will be counted and any prior dated instructions will be disregarded.

When and where is the meeting?

The Annual Meeting will be held at 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma 73102, on May 23, 2019.

Who is soliciting my vote?

The Board, on behalf of the Company, is soliciting your proxy to vote your shares of our common stock on all matters scheduled to come before the Annual Meeting, whether or not you attend in person. By completing, signing, dating and returning the proxy card or voting instruction form, or by submitting your proxy and voting instructions by telephone or via the Internet, you are authorizing the persons named as proxies to vote your shares of our common stock at the Annual Meeting as you have instructed. Proxies will be solicited on behalf of the Board by the Company’s directors, director nominees and certain executive officers and other employees of the Company.

Additionally, the Company has retained Harkins Kovler, a proxy solicitation firm, which may solicit proxies on the Board’s behalf. You may also be solicited by advertisements in periodicals, press releases issued by us and postings on our corporate website or other websites. Unless expressly indicated otherwise, information contained on our corporate website is not part of this Proxy Statement. In addition, none of the information on the other websites, if any, listed in this Proxy Statement is part of this Proxy Statement.

Why is the Board making such recommendation?

We describe each proposal and the Board’s reason for its recommendation with respect to each proposal elsewhere in this Proxy Statement.

Who is entitled to vote at the Annual Meeting?

Only stockholders of record as of the close of business on the Record Date are entitled to receive notice of, and to vote at, the Annual Meeting. On March 29, 2019, there were 35,687,141 shares of our common stock issued, outstanding and entitled to vote at the Annual Meeting. Each outstanding share of common stock is entitled to one vote, including unvested shares of restricted stock issued to our directors, executive officers and employees.

How do I vote my shares?

The process for voting your shares depends on how your shares are held. Generally, you may hold shares in your name as a “record holder” or in “street name” through a nominee, such as a broker or bank.

If you hold shares in your name as a “record holder,” you can vote either in person at the Annual Meeting or by proxy whether or not you attend the Annual Meeting. To vote by proxy, you must either:

•	Sign and date the enclosed proxy card, and return it in the enclosed postage-paid envelope;
•	Vote by telephone by placing a toll-free call from the U.S. or Canada to 1-800-690-6903 as described in the enclosed proxy card; or
•	Vote over the Internet at www.proxyvote.com as described in the enclosed proxy card.

Please note that telephone and Internet voting will close at 11:59 p.m., Eastern Time, on May 22, 2019.

If you are a record holder and wish to attend the Annual Meeting and vote in person, you will be given a ballot at the Annual Meeting. Please note that you may vote by proxy prior to May 23, 2019 and still attend the Annual Meeting. Even if you currently plan to attend the Annual Meeting in person, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

If your shares are held in the name of a broker, bank or other nominee (as is the case when you hold shares in a brokerage account), you should receive separate instructions from the record holder of your shares describing how to vote. Please instruct your broker how to vote your shares using the voting instruction form you receive from your broker. Please return your completed proxy card or voting instruction form to your broker and contact the person responsible for your account so that your vote can be counted. If your broker permits you to provide voting instructions by Internet or by telephone, you may vote that way as well.

If your shares are held in the name of a broker, bank or other nominee and you want to vote in person, you will need to obtain and bring with you to the Annual Meeting a legal proxy from the record holder of your shares as of the close of business on March 29, 2019, indicating that you were a beneficial owner of shares as of the close of business on such date and further indicating the number of shares that you beneficially owned at that time.

What is a quorum?

A quorum is the presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock as of the Record Date. There must be a quorum for the Annual Meeting to be held. If you submit a valid proxy card, vote by telephone or the Internet, or attend the Annual Meeting and vote in person, your shares will be counted as present to determine whether there is a quorum. Abstentions and broker non-votes will be counted for purposes of establishing a quorum.

What happens if I do not submit voting instructions for a proposal? What is discretionary voting? What is a broker non-vote?

If you properly complete, sign, date and return a proxy card or voting instruction form, your shares of common stock will be voted as you specify. If you are a stockholder of record and you sign and return a proxy card, but make no specifications on such proxy card, your shares of common stock will be voted in accordance with the recommendations of our Board, as provided above. If you own your shares in “street name” and you do not provide voting instructions to your bank, broker, trustee or other nominee holding shares of common stock for you, your shares of common stock will not be voted with respect to any proposal for which the stockholder of record does not have discretionary authority to vote. If a proposal is determined to be routine, your bank, broker, trustee or other nominee is permitted to vote on the proposal without receiving voting instructions from you. If a proposal is determined to be non-routine, your bank, broker, trustee or other nominee is not permitted to vote on the proposal without receiving voting instructions from you. A “broker non-vote” occurs when a bank, broker, trustee or other nominee holding shares for a beneficial owner returns a valid proxy voting shares as instructed and/or within its discretion on one proposal, but does not vote on another proposal because it does not have discretionary authority to vote on the matter and has not received voting instructions from the stockholder for whom it is holding shares. In such cases, the shares voting on the first proposal, which are not voted on the second proposal, constitute a broker non-vote on the second proposal.

What is the effect of abstentions and broker non-votes?

Abstentions and broker “non-votes” will be counted for purposes of establishing a quorum. Abstention may be specified on all proposals and, with the exception of the election of a director, will have the same effect as a vote against such proposal.

A broker non-vote occurs when the broker is unable to vote on a proposal because the proposal is not routine and the stockholder who owns the shares in “street name” has not provided any voting instructions to the broker on that matter. NYSE rules determine whether proposals are routine or not routine. If a proposal is routine, a broker holding shares for an owner in street name may vote for the proposal without voting instructions. If a proposal is not routine, the broker may vote on the proposal only if the owner has provided voting instructions. If a broker does not receive voting instructions for a non-routine proposal, the broker will return a proxy card without a vote on that proposal, which is usually referred to as a “broker non-vote.” Neither of the proposals at the Annual Meeting are considered routine under applicable NYSE rules. Accordingly, broker non-votes on these non-routine matters will be counted for purposes of establishing a quorum, but will not be counted in the tabulations of the votes cast or present at the Annual Meeting and entitled to vote on any of the proposals and, therefore, will have no effect on the outcome of the proposals.

If I have already voted by proxy on the proposals, can I still change my mind?

Yes. If you are a stockholder of record, you can revoke your proxy before it is counted by (1) sending written notice of revocation that is dated later than the date of your proxy to Corporate Secretary, SandRidge Energy, Inc., 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma 73102 that we receive no later than May 22, 2019, (2) timely delivering or submitting a valid, later-dated proxy that we receive no later than the conclusion of voting at the Annual Meeting, (3) voting again by telephone or through the Internet, or (4) if you are present at the Annual Meeting and either vote in person or notify the corporate secretary in writing at the Annual Meeting of your wish to revoke your proxy. Your attendance alone at the Annual Meeting will not be enough to revoke your proxy.

If you own shares of our common stock in “street name,” you may submit new voting instructions by contacting your bank, broker or other nominee within the timing provided to you by your bank, broker or other nominee. You may also vote in person at the Annual Meeting if you obtain a legal proxy from your bank, broker or other nominee which holds your shares in street name.

What vote is required to approve the election of directors?

As described in the Company’s Bylaws, a majority of the votes cast at the Annual Meeting must be cast “FOR” the election of a director nominee in order for such director to be elected to our Board. In the election of directors, you may either vote “FOR” a nominee, “AGAINST” a nominee or “ABSTAIN” from voting. You may not cumulate your votes in the election of directors. If you “ABSTAIN” from voting with respect to one or more director nominees, your vote will have no effect on the election of such nominees.

What vote is required to approve the Advisory Vote on Compensation?

A majority of votes cast at the Annual Meeting must be cast “FOR” the proposal in order for it to be approved at the Annual Meeting. In voting on the Advisory Vote on Compensation, you may vote “FOR,” “AGAINST,” or “ABSTAIN” from voting. For the reasons described herein, the Board unanimously recommends that you ABSTAIN from voting on this proposal, in which case your vote will have the same effect as a vote against the proposal.

How many votes do I have?

Stockholders are entitled to one vote per proposal for each share of our common stock owned as of the close of business on the Record Date. All votes will be tabulated by an inspector of election appointed by the Company for the Annual Meeting, who will separately tabulate affirmative and negative votes and abstentions in accordance with Delaware law.

How will my shares of common stock be voted?

The shares of our common stock represented by any proxy card which is properly executed and received by the Company prior to or at the Annual Meeting will be voted in accordance with the specifications you make thereon. Where a choice has been specified on the proxy card with respect to the proposal, the shares represented by the proxy card will be voted in accordance with the specifications. If you return a validly executed proxy card without indicating how your shares should be voted on a matter and you do not revoke your proxy, your proxy will be voted FOR the election of the six director nominees recommended by the Board (Proposal 1); and will be cast as an abstention in relation to the Advisory Vote on 2018 compensation (Proposal 2).

May I propose actions for consideration at next year’s annual meeting of stockholders or nominate individuals to serve as directors?

You may submit proposals for consideration at future stockholder meetings, including director nominations. In order for a stockholder proposal to be considered for inclusion in our proxy statement for next year’s annual meeting, the written proposal must be received by us no later than December 7, 2019. For a stockholder proposal, including a director nomination, to be considered at next year’s annual meeting but not included in the proxy statement relating to such meeting, the written proposal must be received by us no earlier than February 23, 2020 and no later than March 24, 2020. Please see “General Information—Stockholder Proposals and Nominations” for a more detailed discussion of the requirements for submitting a stockholder proposal for consideration at next year’s annual meeting.

What if I do not mark a voting choice for some of the matters listed on my proxy card?

If you return a signed proxy card without indicating your vote, your shares will be voted FOR the election of the six director nominees recommended by the Board (Proposal 1); and will be cast as an abstention in relation to the Advisory Vote on 2018 compensation (Proposal 2).

Could other matters be decided at the Annual Meeting?

We do not expect any matters to be presented for action at the Annual Meeting other than the matters described in this Proxy Statement. However, by signing, dating and returning a proxy card or submitting your proxy or voting instructions by telephone or via the Internet, you will give to the persons named as proxies discretionary voting authority with respect to any matter that may properly come before the Annual Meeting, and of which we did not have notice at least 60 days before the anniversary date on which we first sent our proxy materials for the 2018 Annual Meeting of Stockholders or by April 20, 2019, which is the date specified by the advance notice provisions set forth in our Bylaws, and such persons named as proxies intend to vote on any such other matter in accordance with their best judgment.

What happens if the Annual Meeting is postponed or adjourned?

If the Annual Meeting is postponed or adjourned, your proxy will still be good and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

What do I need for admission to the Annual Meeting?

Attendance at the Annual Meeting or any adjournment or postponement thereof will be limited to record and beneficial stockholders as of the Record Date, individuals holding a valid proxy from a record holder, and other persons authorized by the Company. If you are a stockholder of record, your name will be verified against the list of stockholders of record prior to your admittance to the Annual Meeting or any adjournment or postponement thereof. You should be prepared to present photo identification for admission. If you hold your shares in street name, you will need to provide proof of beneficial ownership on the Record Date, such as a brokerage account statement showing that you owned our stock as of the Record Date, a copy of a voting instruction form provided by your broker, bank or other nominee, or other similar evidence of ownership as of the Record Date, as well as your government-issued photo identification, for admission. If you do not provide government-issued photo identification or comply with the other procedures described above upon request, you will not be admitted to the Annual Meeting or any adjournment or postponement thereof. For security reasons, you and your bags will be subject to search prior to your admittance to the Annual Meeting. We will not be able to admit anyone who refuses to comply with our rules of conduct for the Annual Meeting. These rules provide, among other things, that no cameras, recording equipment, electronic devices, large bags or packages will be permitted at the Annual Meeting. You are encouraged to submit a proxy to have your shares voted regardless of whether or not your plan to attend the Annual Meeting.

Whom should I call if I have questions about the Annual Meeting?

We have retained Harkins Kovler to aid in the solicitation of proxies. As consideration for these services, Harkins Kovler will be paid a fee estimated to be $25,000 plus reimbursement of customary disbursements and expenses. If you have any questions or require any assistance with voting your shares, or if you need additional copies of the proxy materials, please contact:

Harkins Kovler, LLC

3 Columbus Circle, 15th Floor

New York, New York 10019

(212) 468-5380

or

Call Toll-Free (844) 218-8384

Email: SandRidge@harkinskovler.com

THE BOARD UNANIMOUSLY RECOMMENDS VOTING FOR THE ELECTION OF EACH OF THE BOARD’S NOMINEES AND ABSTAINING FROM VOTING ON THE ADVISORY VOTE ON 2018 COMPENSATION.

Board and Governance Matters

Casting Your Vote

Your vote is important, and we urge you to vote in advance of the Annual Meeting using one of the methods below.

INTERNET www.proxyvote.com	TOLL-FREE CALL FROM THE U.S. OR CANADA 1-800-690-6903	MAIL Sign and date the enclosed proxy card, and return it in the enclosed postage-paid envelope to: Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717

PROPOSAL 1: ELECTION OF DIRECTORS

BOARD NOMINEES

The Nominating and Governance Committee and the Board have determined to nominate Messrs. Alexander, Christodoro, Frates, Lipinski, McKinney and Read to serve on the Board at the Annual Meeting. The Nominating and Governance Committee and the Board believe the nominees possess the qualities desirable in individual directors and contribute to the skills and experiences desired for the Board as a whole. If elected, each nominee would serve a term expiring at the close of our 2020 annual meeting or until his or her successor is duly elected. As explained elsewhere in this Proxy Statement, the Board has determined that, effective immediately following the Annual Meeting, the size of the Board will decreased to six members.

On March 25, 2019, April 3, 2019 and April 8, 2019, respectively, the Company received notice from each of Mr. David J. Kornder, Ms. Sylvia K. Barnes and Mr. William M. Griffin, Jr., each a current member of the Company’s Board, of his and her determination not to stand for re-election to the Board at the Annual Meeting. Each director notified the Company of his and her intention to serve on the Board through the remainder of his and her term which expires at the close of the Annual Meeting. His and her decision to not stand for re-election was not due to any disagreement with the Company. Mr. Griffin and the Company are currently negotiating a potential short-term advisory agreement to ensure the continued smooth transition of the CEO position.

Our Board contemplates that each of the nominees will be able to serve if elected. Each of the Board’s nominees has consented to serve as a nominee, to serve as a director if elected and to be named as a nominee in this Proxy Statement. However, if at the time of the Annual Meeting, a nominee becomes unable to serve or for good cause will not serve, the discretionary authority provided in the proxies solicited by the Board may be used to vote for a substitute or substitutes who may be recommended by the Nominating and Governance Committee and whom the Board may propose to replace such nominee. The Board has no reason to believe that any substitute nominee or nominees will be required.

VOTE REQUIRED

Each share of common stock is entitled to one vote for each of the six director seats to be filled at the Annual Meeting and will be given the option of voting “FOR”, “AGAINST” or “ABSTAIN” in respect of each nominee. Cumulative voting is not permitted. It is the intention of the proxy holders named in the enclosed proxy to vote the proxies received by them “FOR” the election of the six Board nominees named herein unless the proxies direct otherwise. If any of the Board nominees should be unable to serve or for good cause will not serve, your proxy will be voted for such substitute nominee(s) as the holders of your proxy, acting in their discretion, may determine.

Under our Bylaws, we have implemented a majority-vote policy for uncontested director elections. If a non-incumbent director nominee receives a greater number of votes “AGAINST” that nominee’s election than “FOR” that nominee’s election, the nominee will not be elected a director. If the number of votes “AGAINST” an incumbent director’s election exceeds the number of votes “FOR” such director, the incumbent nominee must promptly comply with the resignation procedures outlined in the Company’s Bylaws and Corporate Governance Principles. Brokers do not have discretionary authority to vote on the election of directors. Broker non-votes and abstentions will have no effect on the election of directors.

DIRECTOR BIOGRAPHICAL INFORMATION

At the Annual Meeting, stockholders are being asked to vote on the election of Mr. McKinney for the first time and to reelect Messrs. Alexander, Christodoro, Frates, Lipinski and Read. The Board unanimously recommends that stockholders vote FOR each of the nominees named above.

Bob G. Alexander Age: 85 Director since: June 2018

Mr. Alexander has served as a director of CVR Energy, Inc. since May 2012. Mr. Alexander has served as a director of TransAtlantic Petroleum Corp., an international exploration and production company doing business in Turkey, Poland, Bulgaria and Romania, since June 2010. Mr. Alexander previously served on the board of directors of Chesapeake Energy Corporation, an oil and gas exploration and production company, from June 2012 until June 2014, and Seventy Seven Energy Inc., a diversified oilfield services company, from June 2014 until August 2016. Mr. Alexander, a founder of Alexander Energy Corporation, served as Chairman of the Board, President and Chief Executive Officer of Alexander Energy from 1980 to 1996. Alexander Energy merged with National Energy Group, Inc., an oil and gas property management company, in 1996 and Mr. Alexander served as President and Chief Executive Officer from 1998 to 2006. From 1976 to 1980, Mr. Alexander served as Vice President and General Manager of the Northern Division of Reserve Oil, Inc. and President of Basin Drilling Corporation, both subsidiaries of Reserve Oil and Gas Company of Denver, Colorado. Mr. Alexander has served on numerous committees with the Independent Petroleum Association of America, the Oklahoma Independent Petroleum Association and the State of Oklahoma Energy Commission. CVR Energy is indirectly controlled by Carl C. Icahn, and National Energy Group was previously indirectly controlled by Carl C. Icahn. Mr. Icahn also previously had non-controlling interests in each of Chesapeake and Seventy Seven Energy. Mr. Alexander received a Bachelor of Science degree in Geological Engineering from the University of Oklahoma.

QUALIFICATIONS

Mr. Alexander’s more than forty years of experience in the exploration and production and oil and gas property management industries, including extensive CEO and M&A experience, as well as his service on public company boards and numerous industry committees, make him well qualified to serve on the Board.

Jonathan Christodoro Age: 43 Director since: June 2018

Mr. Christodoro is a Partner at Patriot Global LP, an investment manager. From July 2012 to February 2017, Mr. Christodoro served as a Managing Director of Icahn Capital LP, the entity through which Carl C. Icahn manages investment funds, where he was responsible for identifying, analyzing and monitoring investment opportunities and portfolio companies. Prior to joining Icahn Capital, Mr. Christodoro served in various investment and research roles. Mr. Christodoro began his career as an investment banking analyst at Morgan Stanley, where he focused on merger and acquisition transactions across a variety of industries. Mr. Christodoro has been a director of: Xerox Corporation, a provider of document management solutions, since May 2018 (and was previously a director of Xerox from June 2016 to December 2017); PayPal Holdings, Inc., a technology platform company that enables digital and mobile payments worldwide, since July 2015; Enzon Pharmaceuticals, Inc., a biotechnology company, since October 2013 (and has been Chairman of the Board of Enzon since November 2013); and Herbalife Ltd., a nutrition company, since April 2013. Mr. Christodoro was previously a director of: Lyft Inc. a mobile ride-sharing application, from May 2015 to March 2019; Cheniere Energy, Inc., a developer of natural gas liquefaction and export facilities and related pipelines, from August 2015 to August 2017; American Railcar Industries, Inc., a railcar manufacturing company, from June 2015 to February 2017; Hologic, Inc., a supplier of diagnostic, medical imaging and surgical products, from December 2013 to March 2016; eBay Inc., a global commerce and payments company, from March 2015 to July 2015; and Talisman Energy Inc., an independent oil and gas exploration and production company, from December 2013 to May 2015. American Railcar Industries is indirectly controlled by Carl C. Icahn. Mr. Icahn has or previously had non-controlling interests in each of Xerox, PayPal, eBay, Lyft, Cheniere, Hologic, Talisman, Enzon and Herbalife through the ownership of securities. Mr. Christodoro received an M.B.A from the University of Pennsylvania’s Wharton School of Business with Distinction, majoring in Finance and Entrepreneurial Management. Mr. Christodoro received a B.S. in Applied Economics and Management Magna Cum Laude with Honors Distinction in Research from Cornell University. Mr. Christodoro also served in the United States Marine Corps.

QUALIFICATIONS Mr. Christodoro’s more than a decade of investment, research and investment banking experience and service on numerous other boards qualify him to serve on the Board.

Jonathan Frates Age: 36 Director since: June 2018

Jonathan Frates has been a Managing Director at Icahn Enterprises L.P., a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, gaming, railcar, food packaging, metals, mining, real estate and home fashion, since June 2018. From November 2015 to June 2018, Mr. Frates served as a Portfolio Company Associate at Icahn Enterprises. Prior to joining Icahn Enterprises, Mr. Frates served as a Senior Business Analyst at First Acceptance Corp. and as an Associate at its holding company, Diamond A Ford Corp. Mr. Frates began his career as an Investment Banking Analyst at Wachovia Securities LLC. Mr. Frates has served as: Chairman of the Board of SandRidge since June 2018; a director of Ferrous Resources Limited, an iron ore mining company with operations in Brazil, since December 2016; a director of CVR Partners LP, a nitrogen fertilizer company, since April 2016; a director of Viskase Companies, Inc., a meat casing company, since March 2016; and a director of CVR Energy, Inc., a diversified holding company primarily engaged in petroleum refining and nitrogen fertilizer production, since March 2016. Mr. Frates previously served as a director of American Railcar Industries, Inc., a railcar manufacturing company, and CVR Refining, LP, an independent downstream energy limited partnership. Ferrous Resources, Viskase Companies, CVR Energy and CVR Partners are each indirectly controlled by Carl C. Icahn. Mr. Icahn also has a non-controlling interest in SandRidge Energy through the ownership of securities. Mr. Frates received a BBA from Southern Methodist University and an MBA from Columbia Business School.

QUALIFICATIONS Mr. Frates’ strong financial background and experience as an analyst qualifies him to serve on the Board.

John “Jack” Lipinski Age: 68 Director since: June 2018

Mr. Lipinski served as Chief Executive Officer, President and a Director of CVR Energy, Inc. (“CVR Energy”) from 2007 to 2017, as well as Chief Executive Officer, President and a Director of the general partner of CVR Refining, L.P. from its inception in 2012 until 2017 and Executive Chairman of the general partner of CVR Partners, L.P. from 2011 to 2017. CVR Energy is a diversified holding company primarily engaged in the petroleum refining and nitrogen fertilizer manufacturing industries through its holdings in CVR Refining and CVR Partners. Prior to the formation of CVR Energy, Mr. Lipinski served as Chief Executive Officer and President of Coffeyville Resources, LLC from 2005 to 2007. Mr. Lipinski has more than 40 years of experience in the petroleum refining and nitrogen fertilizer industries. He began his career with Texaco, Inc. In 1985, Mr. Lipinski joined The Coastal Corporation, eventually serving as Vice President of Refining with overall responsibility for Coastal’s refining and petrochemical operations. Upon the merger of Coastal with El Paso Corporation in 2001, Mr. Lipinski was promoted to Executive Vice President of Refining and Chemicals, where he was responsible for all refining, petrochemical, nitrogen-based chemical processing and lubricant operations, as well as the corporate engineering and construction group. He left El Paso in 2002 and became an independent management consultant. In 2004, Mr. Lipinski became a Managing Director and Partner of Prudentia Energy, an advisory and management firm. Since January 2019, Mr. Lipinski has served on the board of directors of Limetree Bay Ventures, a private company that owns a petroleum terminal and refinery on St. Croix in the U.S. Virgin Islands. Mr. Lipinski previously served on the board of directors of Chesapeake Energy Corporation, an oil and gas exploration and production company, from 2014 until 2016, and Cheniere Energy, Inc., an energy company primarily engaged in liquefied natural gas-related businesses, from August 2017 until May 2018. CVR Energy, CVR Refining and CVR Partners are each indirectly controlled by Carl C. Icahn. Mr. Icahn also has or previously had noncontrolling interests in each of Cheniere and Chesapeake. Mr. Lipinski graduated from Stevens Institute of Technology with a B.E. in Chemical Engineering. He received a J.D. from Rutgers University School of Law.

QUALIFICATIONS

Mr. Lipinski’s more than forty years of experience in the petroleum refining and nitrogen fertilizer industries, including extensive experience in the role of public company president and CEO, as well as his service on public and private company boards, make him well qualified to serve on the Board.

Paul D. McKinney Age: 60 Newly nominated as a director

Mr. McKinney was named President and Chief Executive Officer in January 2019. Mr. McKinney served in various positions with Yuma Energy, Inc., from June 2014 to January 2019, most recently as its President and Chief Operating Officer. Prior to Yuma Energy, Mr. McKinney worked in different roles of responsibility for Apache Corporation from 2007 through 2013, where he was last responsible for the development and all operational aspects of the Gulf Coast region for Apache as Region Vice President, Gulf Coast Onshore. From 2006 through 2007, Mr. McKinney was Vice President and Director, Acquisitions & Divestitures for Tristone Capital, Inc. Mr. McKinney commenced his career with Anadarko Petroleum Corporation and held various positions with Anadarko over a 23-year period from 1983 to 2006, including his last position as Vice President of Reservoir Engineering, Anadarko Canada Corporation. Mr. McKinney currently serves on the Board of Directors for Pro-Ject Holdings, LLC, a private oil field chemical services company. Mr. McKinney has a Bachelor of Science degree in Petroleum Engineering from Louisiana Tech University.

QUALIFICATIONS

Mr. McKinney’s more than thirty-five years of experience in the exploration and production industry, including extensive experience in operational and management roles, most recently as public company president and chief operating officer, qualify him to serve on the Board.

Randolph C. Read Age: 66 Director since: June 2018

Randolph C. Read has been President and Chief Executive Officer of Nevada Strategic Credit Investments, LLC since 2009 and our Director since June 2018. He has also served since then as Chairman of our Audit Committee and a member of our Nominating and Governance Committee as well as on our CEO Search Committee.

Mr. Read has served since November 2018 as an independent director and Chairman of the Board of New York REIT Liquidating, LLC, a successor to New York REIT, Inc., a publicly traded (NYSE) real estate investment trust, where Mr. Read served as an independent director from December 2014 to November 2018, including as Chairman of its board of directors from June 2015 to November 2018. Mr. Read served as an independent director of Business Development Corporation of America from December 2014 to June 2018. Mr. Read also served as an independent director of Business Development Corporation of America II from December 2014 until its liquidation and dissolution in December 2015. Mr. Read served as the Chairman of the Board of Directors of Healthcare Trust, Inc., a real estate investment trust, from February 2015 to October 2016.

Mr. Read has previously served as President of a variety of other companies, including C & S Oil and Gas Company, Inc. He also previously served in various positions at Atlantic Richfield Company. Mr. Read has previously served on a number of public and private company boards.

Mr. Read is admitted as a Certified Public Accountant and has an M.B.A. in Finance from the Wharton Graduate School of the University of Pennsylvania and a B.S. from Tulane University.

QUALIFICATIONS

Mr. Read’s significant business experience as a director and an executive officer of entities in a variety of industries, as well as capital markets, governance, and operations, in addition to his financial expertise and leadership qualities and roles, make him well qualified to serve on the Board.

Director Nomination and Board Composition

At each annual meeting of stockholders, the stockholders will elect a successor to each director, or re-elect each such director, with each successor or re-elected director to serve from the time of election until the next annual meeting following election. Our Bylaws provide that the authorized number of directors may be changed by resolution duly adopted by the Board. Vacancies and newly created directorships may be filled by the affirmative vote of a majority of directors then in office, even if such number is less than a majority of the authorized number of directors.

Our Board currently consists of eight directors. The Board has recently determined to decrease the size of the Board to six members, effective immediately following the Annual Meeting, and therefore has determined to nominate Messrs. Alexander, Christodoro, Frates, Lipinski, McKinney and Read for election or re-election to the Board.

The Nominating and Governance Committee has the responsibility under its charter to recommend nominees for election to the Board. The Nominating and Governance Committee equally considers candidates for the Board recommended from any reasonable source, including from any search firm engaged by the committee or from stockholders, provided the procedures set forth below are followed by stockholders who want to make recommendations to the committee.

Stockholder-Nominated Director Candidates

The Nominating and Governance Committee will consider stockholder recommendations that are received by the Company’s Corporate Secretary at 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma 73102 by December 31 of the year preceding the meeting for which the nomination is made.

A stockholder recommendation should set forth (i) the name and address of and number of shares of common stock owned by the recommending stockholder, (ii) information relating to the recommended candidate that would be required to be disclosed in a solicitation of proxies for the election of the candidate pursuant to Schedule 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder, (iii) a description of all agreements related to the nomination among the recommending stockholder, recommended candidate or other persons, and (iv) such other information and disclosures required under Section 2.9 of our Bylaws.

In addition to making recommendations of director nominees to the Nominating and Governance Committee, stockholders may make director nominations or proposals at any annual meeting of the stockholders, provided they comply with the requirements set forth in our Bylaws and, for their nominations and proposals to be included in a proxy statement delivered by us, with Schedule 14A of the Exchange Act. See “General Information—Stockholder Proposals and Nominations” below.

Director Qualifications

We believe a diverse set of skills and experiences is necessary to bring unique and complimentary perspectives to Board deliberations and the oversight of the Company’s affairs. In evaluating the Board’s composition and in identifying, evaluating and recommending director candidates, the Nominating and Governance Committee considers the diversity of skills and experiences present among the current members of the Board and the entirety of a candidate’s credentials, including relevant skills and experience, independence under applicable SEC and NYSE standards, business judgment, service on the boards of directors of other companies, personal and professional integrity, openness and ability to work as part of a team, congeniality with other Board members, willingness to commit the required time to serve as a Board member, and familiarity with the Company and its industry. In recommending director candidates, the Nominating and Governance Committee will also consider diversity as an important factor in evaluating how a candidate’s skills and experiences complement those of the current Board, but the Committee has not adopted a formal policy with respect to Board diversity.

The following chart reflects the skills and experiences that the Nominating and Governance Committee and the Board believe should be, as a whole, represented on the Board, together with an indication of the percentage of the Board that currently possess such skills and experiences:

CEO Experience	Experience as the chief executive officer of a listed public company with a significant market cap.	E&P Operations / Technical Experience	Significant experience managing exploration and production operations, reservoir engineering, or drilling and completion technologies.

Public Company Financial Management / Reporting	Experience overseeing or assessing the performance of companies or public accountants with respect to the preparation, auditing or evaluation of financial statements.	Capital Markets / M&A	Experience in public and private capital markets and asset evaluation, acquisition and divestiture in exploration and production and related industries.

Corporate Governance and Other Public Company Directorship	Experience serving as a director of a public company and overseeing its governance, strategies, and compliance-related matters.	Independence	Relevant facts and circumstances that could affect such person’s exercise of independent judgment in carrying out the responsibilities of a director.

E&P Business Leadership	Experience as a chief executive officer, president, chief financial officer or chief operating officer of a company or a significant subsidiary, operating division or business unit in the exploration and production industry.

The Board believes that each of its directors understands fully the responsibilities of service as a director and the governance requirements applicable to public companies resulting from the orientation and ongoing education provided by the Company’s general counsel and their service on the boards of directors of other public companies.

The Nominating and Governance Committee, in recommending director candidates, considers diversity based on the extent to which a candidate’s skills and experiences in the areas described above differ from those of the other members of the Board. A candidate is nominated only if the Nominating and Governance Committee believes the combination of the candidate’s skills and experiences will bring a unique and complimentary perspective to Board deliberations and the oversight of the Company’s affairs.

Board Size

The Nominating and Governance Committee periodically evaluates whether the Board’s size provides for sufficient capacity and diversity of skills and experience to effectively oversee the Company. Pursuant to the Company’s Bylaws, the Board has discretion to increase or decrease the maximum number of directors who may serve on the Board. The Board has recently determined to decrease the size of the Board to six members, effective immediately following to the Annual Meeting and to nominate Messrs. Alexander, Christodoro, Frates, Lipinski, McKinney and Read to be elected or re-elected to the Board.

Director Independence

The Board has determined that Messrs. Alexander, Christodoro, Frates, Lipinski and Read have no material relationships with the Company other than as directors and stockholders of the Company, and each of such individuals is “independent” for purposes of the NYSE Listed Company Manual. Each of Ms. Barnes and Messrs. B. Griffin and Kornder and, prior to their departure from the Board, each of Messrs. Kenneth H. Beer, Michael L. Bennett and John V. Genova, was determined to be “independent” for purposes of the NYSE Listed Company Manual as well. In making these determinations, the Board considered all relevant facts and circumstances that could affect such person’s exercise of independent judgment in carrying out the responsibilities of a director. Please see “—Related Party Transactions” for a more detailed discussion. The Board additionally has determined that all Audit Committee members meet the independence requirements for Audit Committee members set forth in Rule 10A-3 under the Exchange Act and as set forth in the 303A.02 of the NYSE Listed Company Manual and that all members of the Compensation Committee meet the independence requirements for compensation committee members set forth in the NYSE Listed Company Manual.

The Board’s Role and Responsibilities

The Board is Fully Accountable to Stockholders

✓ Annual election of directors

✓ Stockholders may demand special meetings at any time with consent of 25% of outstanding shares

✓ Stockholder can amend the Bylaws by a majority of the shares entitled to vote

✓ Directors elected by majority voting in uncontested elections in accordance with the Bylaws (with a resignation policy in the Bylaws for incumbent director nominees)

✓ Stockholders can remove directors with or without cause by a majority of the shares entitled to vote

✓ Company opted out of Section 203 of the Delaware General Corporate Law, the anti-takeover statute

The Board is elected by our stockholders to oversee their interests in the long-term financial and operational health of our business. The Board serves as the ultimate decision-making body, except for those matters reserved to or shared with stockholders. The Board selects and oversees the members of senior management, who are charged by the Board with conducting our business.

Leadership Structure

The roles of Chairman of the Board and CEO are currently filled by separate individuals. Mr. Frates is our Chairman, and Mr. McKinney is our President and Chief Executive Officer. The Board believes that the separation of the offices of the Chairman and CEO is appropriate at this time because it allows our CEO to focus primarily on the Company’s business strategy, operations and corporate vision. The Board does not have a policy mandating that the roles of Chairman and CEO continue to be separated. Our Board elects our Chairman and our CEO, and each of these positions may be held by the same person or may be held by different people. We believe it is important that the Board retain flexibility to determine whether the two roles should be separate or combined based upon the Board’s assessment of the Company’s needs and leadership at a given point in time.

The Board follows sound corporate governance practices to ensure its independence and effective functioning, as described in detail below. Most importantly, except for Mr. McKinney, in the event of his election, the Board is composed entirely of independent directors. The independent directors meet in a scheduled executive session, which is presided over by the Chairman of the Board, without the presence of the President and management at every regular meeting of the Board. In addition, each of the Board’s committees is composed entirely of independent directors, which means that oversight of critical issues such as the integrity of the Company’s financial statements, Chief Executive Officer and senior management compensation, and Board evaluation and selection of directors is entrusted to independent directors.

Board’s and Audit Committee’s Role in Risk Oversight

The Board and the Audit Committee are generally responsible for overseeing management of the various operational, financial, accounting, legal and human resources-related risks faced by the Company. The Board and/or the Audit Committee fulfills this responsibility by requesting and reviewing reports and presentations from management regarding its business strategies, financial and operating forecasts, and specific risks, including, among other things: risks with respect to oil and natural gas exploration and production; the volatility of oil, natural gas and natural gas liquid (“NGL”) prices; reserve engineering; the maintenance of oil and natural gas leases; the concentration of the Company’s operations and assets; environmental, health, safety and regulatory matters; information technology; insurance coverage; physical security of assets; the creditworthiness of counterparties; the Company’s liquidity status with respect to applicable financial covenants; public disclosures; litigation and governance matters; and compensation-related risks. The Board and/or the Audit Committee also periodically reviews the Company’s derivative trading strategy, which is intended to mitigate risks associated with changes in commodities prices. In addition, the Audit Committee oversees the implementation and effectiveness of the Company’s compliance program, and reviews specific financial and legal matters as requested by the full Board from time to time. The Company’s general counsel reports directly to the Audit Committee on compliance program matters. The general counsel and other senior executives periodically report to the Audit Committee and the Board on other operational, financial, legal, and human resources-related risks as they may arise from time to time. Further, in reviewing the Company’s compensation programs and policies, the Compensation Committee considers risks that may be created by such programs.

Committees of the Board of Directors

The Board has an Audit Committee, a Nominating and Governance Committee and a Compensation Committee. Members of each committee are elected by the Board and serve until their successors are elected and qualified. The charters of the Audit Committee, Nominating and Governance Committee and Compensation Committee can be found in the corporate governance section of our website at http://www.sandridgeenergy.com.

Audit Committee	CURRENT MEMBERS (ALL INDEPENDENT)

The Audit Committee oversees and reports to the Board on various auditing and accounting-related matters, including:

• the maintenance of the integrity of our financial statements, reporting process and systems, internal accounting and financial controls

• the evaluation, compensation and retention of our independent registered public accounting firm

• the performance of internal audit; legal and regulatory compliance, including our disclosure controls and procedures

• oversight over our risk management policies and procedures

Each member of the Audit Committee has been determined by our Board to be an “audit committee financial expert” as defined under the rules of the SEC and to satisfy the independence requirements of Audit Committee members required by the NYSE Listed Company Manual.

Chairman: Randolph C. Read Other members: Bob G. Alexander David J. Kornder MEETINGS IN 2018: 11

Nominating and Governance Committee	CURRENT MEMBERS (ALL INDEPENDENT)

The Nominating and Governance Committee advises the Board and makes recommendations regarding appropriate corporate governance practices. Pursuant to its charter, the Nominating and Governance Committee:

• advises the Board and making recommendations regarding appropriate corporate governance practices and assisting the Board in implementing those practices

• guides the evaluation of the Board and its committees

• assists the Board with the identification and nomination of individuals qualified to become members of the Board

• develops and maintains a succession plan for our President and CEO

• assists the Board in ensuring proper attention and effective response to stockholder concerns regarding corporate governance

• assess the potential impact of service on another public company board by a director relating to the director’s time and availability, potential conflict of interest issues and his or her status as an independent director

• assesses conflicts of Board members

Chairman: Bob G. Alexander Other members: Jonathan Christodoro Randolph C. Read MEETINGS IN 2018: 1

Compensation Committee	CURRENT MEMBERS (ALL INDEPENDENT)

The Compensation Committee oversees compensation for our executive officers and our incentive compensation and benefit plans. Pursuant to its charter, the Compensation Committee:

• reviews, modifies (if necessary), approves, with the consent of the Chairman of the Board, and recommends for Board approval, the compensation program and corporate goals relevant to compensation of the CEO

• reviews, modifies (if necessary) and approves, with the consent of the Chairman of the Board, the compensation program and corporate goals relevant to compensation of other members of senior management

• evaluates the performance of the Company’s CEO and, in consultation with the CEO, the Company’s other executive officers and other members of the Company’s senior management in light of those goals and objectives

• approves and recommends to the independent members of the Board for their approval the compensation paid to the CEO and approves the compensation paid to the other executive officers and other members of senior management

Each member of the Compensation Committee has been determined by our Board to satisfy the independence requirements of Compensation Committee members required by the NYSE Listed Company Manual.

Chairperson: John “Jack” Lipinski Other members: Sylvia K. Barnes Jonathan Christodoro MEETINGS IN 2018: 6

Director Attendance at Meetings of the Board of Directors and Stockholder Meetings

The Board held 21 regular and special meetings in 2018. Each of the incumbent directors attended 100% of the meetings of the Board and the respective committees on which he or she served during his or her time of service. Our non-employee directors, all of whom are independent, met in an executive session at each regularly scheduled Board meeting. Our Chairman of the Board presided at each such meeting.

The Board encourages interaction with stockholders and recognizes that annual meetings of the stockholders provide a venue where stockholders can access and interact with our directors. Accordingly, while we do not have a policy requiring our directors to attend annual meetings of the stockholders, each member of the Board is encouraged to attend the meetings. Ms. Barnes and Messrs. Beer, M. Bennett, Griffin and Kornder, who constituted 100% of the members of the Board at that time, attended the 2018 annual meeting of stockholders.

Annual Evaluation Process

Each year, directors complete written assessments and the Chairman of the Nominating and Governance Committee summarizes the directors’ assessments for discussion regarding director performance, Board dynamics, and the effectiveness of the Board and its committees. The Chairman of the Nominating and Governance Committee and the Chairman of the Board are also responsible for overseeing each committee’s annual evaluation of its charter and recommending revisions as necessary.

Board Processes and Policies

Corporate Governance Guidelines, Code of Business Conduct and Ethics and Financial Code of Ethics

Our Board has adopted corporate governance guidelines that define those governance practices of the Board that are not included in our Bylaws. Our Board has also adopted a Code of Business Conduct and Ethics, which contains general guidelines for conducting our business and applies to all of our officers, directors and employees, and a Financial Code of Ethics that applies to our CEO, Chief Financial Officer, Vice President – Accounting and other senior financial officers. Our corporate governance guidelines and codes can be found in the corporate governance section of our website at http://www.sandridgeenergy.com.

Communications with Directors

Any stockholder or other interested party who desires to communicate with the Board, individual directors or committees of the Board may do so at any time by submitting his or her comments, questions or concerns, in writing by mail addressed to our Corporate Secretary at 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma 73102. A stockholder or other interested party should clearly indicate on the envelope the director or directors who are the intended recipients of the communication. All such communications received by the Corporate Secretary will be forwarded to the director designated on the envelope. The Corporate Secretary will not filter out any such communications except for communications related to solicitation for products or services and items of a personal nature that are not relevant to a person’s status as a stockholder. All communications designated for the Board will be forwarded to the Chairman of the Board. All communications designated for a particular committee of the Board will be forwarded to the chairman of that committee.

To report any issues relating to our accounting, accounting controls, financial reporting or other practices, employees, stockholders and other interested parties may call the confidential hotline at 1-866-206-2720. All calls will remain anonymous.

These policies and procedures are not intended to alter or amend the requirements a stockholder must satisfy in order to (1) present a stockholder proposal at a meeting of stockholders, (2) nominate a candidate for the Board, (3) recommend a candidate for the Board for consideration by the Nominating and Governance Committee or (4) have the stockholder’s proposal or nomination included in our proxy statement in accordance with Rule 14a-8 of the Exchange Act, all of which are described elsewhere in this Proxy Statement.

Related Party Transactions

We maintain a written policy that requires any related party transaction (as defined below) to be reviewed and approved by the disinterested members of our Audit Committee. A related party transaction is a transaction, proposed transaction, or series of similar transactions, in which (a) we are a participant, (b) the amount involved exceeds $120,000 and (c) a related person (as defined below) has or will have a direct or indirect material interest. A related person is (i) any person who is, or at any time since the beginning of our last fiscal year was, a director, executive officer, or nominee to become a director, (ii) a person known to be the 5% beneficial owner of any class of our voting securities, (iii) an immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of such director, executive officer, nominee for director or more than 5% beneficial owner, and

(iv) any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee for director or more than 5% beneficial owner. The written policy includes factors to be considered by the disinterested members of our Board when determining whether to approve a proposed related party transaction. Factors to be considered include the terms of the transaction with the related party, availability of comparable products or services from unrelated third parties, terms available from unrelated third parties and benefits provided to us by the transaction.

Compensation Committee Interlocks and Insider Participation

During 2018, the Compensation Committee variously consisted of Ms. Barnes and Messrs. M. Bennett, Christodoro, Genova, and Lipinski, none of whom was an employee of the Company during 2018 or has ever been an officer of the Company. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board.

Director Compensation

Following our annual meeting in June 2018, the compensation policies for our non-employee directors were modified to reduce fees paid for service on the Board and its committees. Comparing the 2018-2019 director compensation program to the 2017-2018 program, aggregate non-employee director compensation payable to the Chairman of the Board was reduced to $225,000 from $300,000 and, excluding additional retainers paid for service on committees, aggregate compensation payable to other non-employee directors was reduced to $175,000 from $235,000.

The following table sets forth the total compensation of our non-employee directors for the fiscal year ended December 31, 2018.

Name(a)	Fees Earned or Paid in Cash	Stock Awards(b)	Total
Bob G. Alexander	$22,500	$150,005	$172,505
Jonathan Christodoro	$18,750	$150,005	$168,755
Jonathan Frates	$37,500	$150,005	$187,505
John “Jack” Lipinski	$20,000	$150,005	$170,005
Randolph C. Read	$25,000	$150,005	$175,005
Sylvia K. Barnes	$53,328	$199,075	$252,403
Kenneth H. Beer	$19,110	$22,420	$41,530
Michael L. Bennett	$52,286	$0	$52,286
John V. Genova	$60,000	$0	$60,000
David J. Kornder	$68,500	$150,005	$218,505
(a)

As discussed above, each of Mr. David J. Kornder and Ms. Sylvia K. Barnes notified the Company on March 25, 2019 and April 3, 2019, respectively, that he and she would not stand for re-election to the Board at the Annual Meeting.

(b)

Reflects aggregate grant date fair value of shares of restricted stock granted to non-employee directors on July 17, 2018, which vest on the earlier of the first anniversary of the grant date or the day immediately preceding the Company’s next annual meeting of stockholders and 3,176 shares of restricted stock granted on February 16, 2018 to Ms. Barnes and 1,543 shares of restricted stock granted on May 01, 2018 to Mr. Beer in connection with their appointments to the Board. The grant date fair value is calculated in accordance with Financial Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation. These amounts do not necessarily correspond to the actual value that will be recognized by our directors. The assumptions used by the Company in calculating the amounts related to restricted stock are incorporated by reference to Note 15 of the consolidated financial statements included in the 2018 Form 10-K.

Former Non-Executive Director Compensation Policies

For period beginning in June 2017 and ending in June 2018, during which former management and board members set compensation policies which are no longer in place, the compensation program for our non-employee directors was comprised of the following: (a) total annual compensation of $300,000 for the Chairman of the Board, consisting of a grant of restricted stock in June 2017 with an aggregate grant date fair value of $180,000, rounded up to the nearest whole share, and an annual cash retainer of $120,000, paid quarterly; (b) total annual compensation of $255,000 for the Chairman of the Audit Committee, consisting of a grant of restricted stock in June 2017 with an aggregate grant date fair value of $153,000, rounded up to the nearest whole share, and an annual cash retainer of $102,000, paid quarterly; and (c) total annual compensation of $235,000 for each other non-employee director, consisting of a grant of restricted stock in June 2017 with an aggregate grant date fair value of $141,000, rounded up to the nearest whole share, and an annual cash retainer of $94,000, paid quarterly.

During the first six months of 2018, each of Ms. Barnes and Mr. Kenneth H. Beer received a grant of restricted stock in connection with being appointed to the Board with an aggregate grant date fair value, rounded up to the nearest whole share, equal to her and his pro rata share of the annual award made to non-employee directors in connection with the 2017-2018 director compensation program. Shares of restricted stock granted to non-employee directors in connection with the 2017-2018 program vest in one-third increments on each of the first three anniversaries of the grant date unless otherwise accelerated in accordance with the terms of the award agreements governing them. Mr. William M. Griffin, Jr. received $23,500 for his service as a non-employee director during the first quarter 2018 prior to his appointment as Interim President and Chief Executive Officer and received no additional non-employee director cash retainer fees upon becoming an employee of the Company. Mr. B. Griffin’s total compensation is detailed below under “Compensation Discussion and Analysis” beginning on page 19 and the “Summary Compensation Table” on page 32.

Current Non-Executive Director Compensation Policies

In the second half of 2018, non-executive director compensation was reduced to (a) an aggregate annual cash retainer of $25,000, paid in quarterly installments, (b) an additional annual cash retainer, paid in quarterly installments, equal to $50,000 for service as non-executive chairman, $20,000 for service as audit committee chair, $15,000 for service as compensation committee chair, $10,000 for service as nominating and governance committee chair, $10,000 for service as a member of the audit committee, $7,500 for service as a member of the compensation committee, and $5,000 for service as a member of the nominating and governance committee, and (c) a grant of restricted stock with an aggregate grant date fair value of $150,000, rounded up to the nearest whole share. Shares of restricted stock granted to non-employee directors in connection with the 2018-2019 program vest on the earlier of the first anniversary of the grant date or the day immediately preceding the Company’s Annual Meeting.

Outstanding Equity Awards at 2018 Fiscal Year End

The following table reflects all outstanding equity awards held by our non-employee directors as of December 31, 2018.

	Stock Awards
Name(a)	Number of Shares or Units of Stock That Have not Vested(b)	Market Value of Shares or Units of Stock That Have Not Vested (c)

Bob G. Alexander	8,762	$66,679

John “Jack” Lipinski	8,762	$66,679

Jonathan Christodoro	8,762	$66,679

Jonathan Frates	8,762	$66,679

Randolph C. Read	8,762	$66,679

Sylvia K. Barnes	8,762	$66,679

Kenneth H. Beer	0	$0

Michael L. Bennett	0	$0

John V Genova	0	$0

David J. Kornder	8,762	$66,679
(a)

As discussed above, each of Mr. David J. Kornder and Ms. Sylvia K. Barnes notified the Company on March 25, 2019 and April 3, 2019, respectively, that he and she would not stand for re-election to the Board at the Annual Meeting.

(b)

Reflects shares of restricted stock granted to non-employee directors on July 17, 2018, which vest on the earlier of the first anniversary of the grant date or the day immediately preceding the Company’s next annual meeting of stockholders.

(c)	Valuations are based on $7.61 per share, which was the last trading price for a share of our common stock on the NYSE on December 31, 2018.

Indemnification

We have entered into an indemnification agreement with each of our directors and executive officers (each an “indemnitee”), which is intended to permit indemnification to the fullest extent now or hereafter permitted by the Delaware General Corporate Law. It is possible that the applicable law could change the degree to which indemnification is expressly permitted.

Each indemnification agreement covers expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred by an indemnitee when, in his or her capacity as a director or officer, the indemnitee is made or threatened to be made a party to any suit or proceeding. Each indemnification agreement generally covers claims relating to the fact that the indemnitee is or was an officer, director, employee or agent of ours or any of our affiliates, or is or was serving at our request in such a position for another entity. Each indemnification agreement also obligates us to promptly advance all reasonable expenses incurred in connection with any claim. The indemnitee is, in turn, obligated to reimburse us for all amounts so advanced if it is later determined that the indemnitee is not entitled to indemnification. The indemnification provided under the indemnification agreements is not exclusive of any other indemnity rights of an indemnitee; however, double recovery by an indemnitee is prohibited. We are not obligated to indemnify the indemnitee with respect to claims brought by the indemnitee against:

•	the Company, except for:
•	claims regarding the indemnitee’s rights under the indemnification agreement;
•	claims to enforce a right to indemnification under any statute or law; and
•	counter-claims against us in a proceeding brought by us against the indemnitee; or
•	any other person, except for claims approved by our Board.

We have also agreed to obtain and maintain director and officer liability insurance for the benefit of each of our directors and executive officers. These policies include coverage for losses for wrongful acts and omissions and to ensure our performance under the indemnification agreements. Each of our directors and executive officers is named as an insured under the policies and provided with the same rights and benefits as the most favorably insured of our directors and officers.

Audit Matters

Ratification of Selection of Independent Registered Public Accounting Firm

The Audit Committee is currently seeking proposals from independent registered public accounting firms. Accordingly, the Audit Committee has not made a determination of the audit firm that will be providing the 2019 audit for the Company Therefore, the Company is currently not seeking the ratification of the selection of its independent registered public accounting firm by the stockholders for the year ending December 31, 2019. Neither the Company’s Bylaws nor other governing documents nor applicable law require stockholder ratification of the selection of the Company’s independent registered public accounting firm. However, the selection of the Audit Committee will be submitted to stockholders for ratification at the next annual or special meeting of stockholders called for any purpose. If the stockholders fail to ratify such selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee may in its discretion direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Independent Registered Public Accounting Firm’s Fees

Set forth below is a summary of the fees earned by our independent registered public accounting firm, PwC, for fiscal years 2018 and 2017.

	2018	2017

	(In thousands)

Audit Fees	$1,018	$1,142

Audit-Related Fees	25	102

Tax Fees	—	—

All Other Fees	1	1

Total	$1,044	$1,245

Audit Fees. Audit fees consist primarily of fees billed for professional services rendered for the audit of our annual financial statements, review of the financial statements included in each of our quarterly reports on Form 10-Q, assistance with and review of documents filed with the SEC and/or used in conjunction with public and private securities offerings and work performed by tax professionals in connection with the audits and quarterly reviews.

Audit-Related Fees. In 2018, audit-related fees consist primarily of services related to consideration of new lease accounting standards. In 2017, audit-related fees consist primarily of services related to consideration of new revenue accounting standards, the consent of PwC respecting the Form S-3 and Form S-4 registration statements and assurance procedures respecting the Company’s 2017 annual incentive plan.

Tax Fees. Tax fees include all services performed by the firm’s tax division other than those related to the audit of financial statements.

All Other Fees. Other fees consist primarily of all fees billed for products and services provided by the firm other than those reported above.

The Audit Committee is responsible for approving in advance any services to be performed by the independent registered public accounting firm. The Audit Committee may delegate its pre-approval authority for these services to one or more members, whose decisions shall be presented to the full Audit Committee at its scheduled meetings. Each of these services must receive specific pre-approval by the Audit Committee or its delegate unless the Audit Committee has provided general pre-approval for such category of services in accordance with policies and procedures that comply with applicable laws and regulations. All of the services described above under audit fees, audit-related fees and all other fees for 2018 and 2017 were pre-approved by the Audit Committee. Specifically, the committee has pre-approved the use of PwC for detailed, specific types of tax advisory services related to compliance, technical interpretations, acquisition/disposition services, including due diligence, and federal and state audits.

Report of the Audit Committee

The following is the report of the Audit Committee for the year ended December 31, 2018. The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended or the Exchange Act, except to the extent that the Company specifically incorporates it by reference in such filing.

As of December 31, 2018, the Audit Committee was comprised of three directors, each of whom has been determined to be independent in accordance with the requirements of the rules and regulations of the SEC promulgated under the Exchange Act and the NYSE. The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the preparation of the financial statements and the establishment and maintenance of the system of internal control. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and to issue a report thereon.

In performing its duties, the Audit Committee has:

•

reviewed and discussed with the Company’s management and PwC, the Company’s independent registered public accounting firm, the audited financial statements contained in the Company’s Form 10-K for the year ended December 31, 2018;

•

reviewed with the Company’s management internal control over financial reporting in accordance with the standards of the PCAOB, which review included a discussion of the quality, not just the acceptability, of the Company’s accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements;

•	reviewed with PwC its judgment as to the quality, not just the acceptability, of the Company’s accounting principles and other matters;
•	discussed with PwC the overall scope and plans for its audit;
•	met with PwC to discuss the results of its audit and the overall quality of the Company’s financial reporting; and
•	met with the Company’s independent reservoir engineering consultants to discuss the Company’s process for determining oil and gas reserves.

During the Audit Committee’s review of the audited financial statements, management advised the Audit Committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles (“GAAP”) and reviewed significant accounting and disclosure issues with the Audit Committee. With respect to its review of the Company’s internal control over financial reporting, the Audit Committee noted that management advised that the Company was in compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

The Audit Committee discussed with PwC the matters required to be discussed pursuant to the applicable PCAOB Auditing Standards. The Audit Committee has received and reviewed the written disclosures and the letter from PwC required by the PCAOB regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC its independence. The Audit Committee determined that the non-audit services provided to the Company by PwC are compatible with maintaining PwC’s independence.

Based on the review and discussion referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Form 10-K for the year ended December 31, 2018 filed with the SEC.

Audit Firm Rotation Evaluation

PwC has served as the Company’s independent registered public accounting firm since its inception in 2005. Certain stockholders and governance thought leaders have argued the merits of periodic auditor rotation, including the potential for fresh perspectives, opportunity for decreased costs and occasion to address the loss of independence, objectivity or professional skepticism by the incumbent firm, if any. Having considered the possible benefits, the Audit Committee is currently evaluating the rotation of the Company’s independent registered public accounting firm.

The Audit Committee believes that submission to the Company’s stockholders for ratification of the Company’s independent audit firm is a sound governance practice and plans to provide for this in the future. As the request for proposals from independent registered public accounting firms is currently in process, at this time the Audit Committee has not made a determination which audit firm will be providing the 2019 audit for the Company. As such, the Audit Committee and the Board cannot at this time include a proposal to ratify the selection of PwC as our independent audit firm for consideration at the Annual Meeting, as the outcome of the ongoing evaluation has not been completed. The selection of the Audit Committee will be submitted to stockholders for ratification at the next annual or special meeting of stockholders called for any purpose.

This report is submitted on behalf of the Audit Committee.

Randolph C. Read, Chairman

Bob G. Alexander

David J. Kornder

Executive Officers

Set forth below is information regarding each of our executive officers as of April 22, 2019:

Name	Age	Position

Paul D. McKinney	60	President and Chief Executive Officer

Michael A. Johnson	53	Senior Vice President, Chief Financial Officer and Chief Accounting Officer

John P. Suter	58	Executive Vice President and Chief Operating Officer

Philip T. Warman	48	Executive Vice President, General Counsel and Corporate Secretary

Paul D. McKinney. Mr. McKinney was named President and Chief Executive Officer in January 2019. Mr. McKinney has served in various positions with Yuma Energy, Inc., from June 2014 to January 2019, most recently as its President and Chief Operating Officer. Prior to Yuma Energy, Mr. McKinney worked in different roles of responsibility for Apache Corporation from 2007 through 2013, where he was last responsible for the development and all operational aspects of the Gulf Coast region for Apache as Region Vice President, Gulf Coast Onshore. From 2006 through 2007, Mr. McKinney was Vice President and Director, Acquisitions & Divestitures for Tristone Capital, Inc. Mr. McKinney commenced his career with Anadarko Petroleum Corporation and held various positions with Anadarko over a 23-year period from 1983 to 2006, including his last position as Vice President of Reservoir Engineering, Anadarko Canada Corporation. Mr. McKinney currently serves on the Board of Directors for Pro-Ject Holdings, LLC, a private oil field chemical services company. Mr. McKinney has a Bachelor of Science degree in Petroleum Engineering from Louisiana Tech University.

Michael A. Johnson. Mr. Johnson was named Chief Financial Officer, effective at the close of business on February 22, 2018. Mr. Johnson joined SandRidge in August 2017 as the Company’s Senior Vice President and Chief Accounting Officer. Prior to that, Mr. Johnson served as Senior Vice President – Accounting, Controller and Chief Accounting Officer at Chesapeake Energy Corporation from 2000 until May 10, 2017 and served as its Vice President of Accounting and Financial Reporting from 1998 to 2000 and as Assistant Controller from 1993 to 1998. From 1991 to 1993, Mr. Johnson served as Project Manager of Phibro Energy Production, Inc. Mr. Johnson began his career at Arthur Andersen & Co. and served in roles of increasing responsibility, including Audit Manager, from 1987 to 1991. Mr. Johnson is a Certified Public Accountant and graduated from the University of Texas at Austin in 1987.

John P. Suter. Mr. Suter was appointed as Executive Vice President and Chief Operating Officer effective December 1, 2016. Mr. Suter joined SandRidge in April 2015 as Senior Vice President of Mid-Continent Operations, bringing with him extensive experience in the exploration and production sector, including most recently serving as Vice President of the Woodford business unit at American Energy Partners, LP from November 2013. From May 2010 to September 2013, he served as Vice President of Operations for Chesapeake Energy Corporation’s Western Division, and before that, as Chesapeake’s District Manager for the Barnett Shale and Southern Oklahoma assets. Before joining Chesapeake Energy, Mr. Suter served in various operational roles at Continental Resources, Inc., Cabot Oil & Gas Corporation and Petro-Lewis Corporation. He holds a Bachelor of Science degree in Petroleum Engineering from Texas Tech University.

Philip T. Warman. Mr. Warman was appointed as Executive Vice President, General Counsel and Corporate Secretary, effective February 8, 2018, with an expanded role encompassing the People and Culture department. Mr. Warman joined SandRidge in August 2010 as Senior Vice President, General Counsel and Corporate Secretary. Prior to joining the Company, Mr. Warman was the Associate General Counsel for SEC and finance matters for Spectra Energy Corporation from January 2007 through July 2010. From 1998 through 2006 he practiced law as a corporate finance attorney with Vinson & Elkins, LLP in Houston, Texas. Mr. Warman earned a Bachelor of Science in Chemical Engineering from the University of Houston in 1993 and graduated from the University of Texas School of Law in 1998.

Executive Compensation

PROPOSAL 2: NON-BINDING ADVISORY VOTE ON 2018 COMPENSATION

Schedule 14A of the Securities Exchange Act of 1934 (the “Exchange Act”) requires a public company, such as SandRidge, to permit its stockholders to cast a non-binding advisory vote on the previous year’s executive compensation paid to named executive officers, as disclosed pursuant to the SEC’s executive compensation disclosure rules. Accordingly, the Company is providing stockholders the opportunity to cast a non-binding advisory vote at the Annual Meeting on the compensation of the Company’s named executive officers through the following resolution.

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion is hereby APPROVED.”

In 2017, the Company’s stockholders expressed a preference to have this advisory vote every year and the Board stated its intention to follow this advice. However, due to the restructuring of the Company’s executive compensation policies in the second half of 2018 to more closely align management’s interests with those of the Company’s stockholders, as well as changes currently being made by our newly appointed CEO, the Board does not believe the 2018 compensation of the named executive officers, as identified herein, is fully reflective of the Company’s current or forward looking compensation policies. Therefore, the Board unanimously recommends that you ABSTAIN from voting on this proposal and reconsider the Company’s compensation policies and practices in relation to the 2020 annual meeting of stockholders, where the named executive officer’s 2019 compensation will be considered.

Compensation Discussion & Analysis

In this section we describe the executive compensation philosophy, objectives, and program components in place during 2018 for the Company’s 2018 named executive officers. Due to the restructuring of the Company’s executive compensation policies and practices in the second half of 2018, the below discussion may not be completely reflective of the Company’s ongoing executive compensation program.

Detailed information regarding the 2018 compensation earned by named executive officers is set forth in the Summary Compensation Table and other compensation tables contained in this Proxy Statement beginning on page 32.

For 2018, our named executive officers included the following individuals:

2018 NAMED EXECUTIVE OFFICERS

Name	Position
Michael A. Johnson	Senior Vice President, Chief Financial Officer and Chief Accounting Officer
John P. Suter	Executive Vice President and Chief Operating Officer
Philip T. Warman	Executive Vice President, General Counsel and Corporate Secretary
William (Bill) M. Griffin, Jr.(1)	Former Interim President and Chief Executive Officer
James D. Bennett(2)	Former President and Chief Executive Officer
Julian M. Bott(3)	Former Executive Vice President and Chief Financial Officer
Robert S. (Scott) Griffin(4)	Former Senior Vice President, People and Culture

(1)

Mr. B. Griffin was first appointed Interim President and Chief Executive Officer, effective February 8, 2018. His term ended upon the appointment of his successor, Paul D. McKinney, as President and Chief Executive Officer, effective January 29, 2019, and he departed the Company effective February 8, 2019.

(2)	Mr. J. Bennett departed the Company effective February 8, 2018.
(3)	Mr. Bott departed the Company effective February 22, 2018.
(4)	Mr. S. Griffin departed the Company effective March 1, 2018.

We present our Compensation Discussion and Analysis in the following sections:		Where to find it:

1.

Executive Summary. In this section, we lead with a message from the Compensation Committee, which is followed by a summary of our 2018 performance, stockholder outreach, and 2018 compensation highlights.

Pg. 20

2.	2018 Executive Compensation and Governance Principles. In this section, we describe the Company’s 2018 executive compensation strategy and objectives.	Pg. 23

3.	Key 2018 Compensation Program Elements. In this section, we summarize the material elements of the 2018 compensation program for named executive officers.	Pg. 24

4.	2018 Executive Compensation. In this section, we expand upon the material elements of the 2018 compensation program for named executive officers.	Pg. 24

5.	Process for Determining 2018 Executive Compensation. In this section, we describe the process for arriving at 2018 compensation decisions.	Pg. 28

6.	Actions Related to 2019 Executive Compensation. In this section, we provide an overview of the Compensation Committee’s compensation decisions made for 2019.	Pg. 30

7.

Other Executive Compensation Matters. In this section, we provide an overview of policies related to minimum stock ownership, compensation clawbacks, and the prohibition on pledging and derivative transactions, and we discuss the relationship between our executive compensation program and risk and the tax treatment of executive compensation.

Pg. 31

1. Executive Summary

Compensation Committee Message and Report

DEAR FELLOW SANDRIDGE ENERGY STOCKHOLDERS,

2018 was a pivotal year for the Company. Prior to the 2018 annual meeting, the independent members of the Board implemented a management transition plan to replace the Company’s President and Chief Executive Officer, among other members of senior management, who had been retained in their roles pursuant to the Chapter 11 plan of reorganization.

Upon Mr. J. Bennett’s termination on February 8, 2018, approved in the first half of 2018, he received severance benefits of three times his base salary and average annual bonus and the accelerated vesting of outstanding equity awards. This severance compensation is very high by any measure, and reflected the priorities and decisions of past SandRidge boards to enter into employment agreements guarantying such severance. There are currently four remaining executive contracts in place, none of which were approved by the current Board. We have implemented substantial changes in 2018 and 2019 to the compensation and severance programs applicable to our President and Chief Executive Officer and will continue this trend with regard to our executive team going forward.

2018 COMPENSATION - ALIGNING COMPENSATION WITH STRATEGY AND PERFORMANCE

For 2018, in light of Mr. J. Bennet’s departure and the termination of his employment agreement, which contained minimum base salary and effective minimum bonus and long-term incentive opportunities, we had the opportunity to recalibrate total target compensation for his successor in a way that is both competitive and more reflective of the compensation found among our peer group companies.

Further, the Compensation Committee and Board continued applying a balanced scorecard approach in establishing the annual incentive program. We found that establishing a balanced set of goals focused our management team on growth that contributes to long-term value, not just growth for growth’s sake, a sentiment we heard during stockholder engagement. 50% of the Company’s long-term incentive awards made in 2018 were performance-based, to be calculated based on relative total stockholder return over a three-year period. The Company’s operational performance, including relative to its scorecard goals, is documented in the pages that follow.

2019 COMPENSATION DECISIONS - GOING FORWARD

Effective January 29, 2019, the Board appointed Paul D. McKinney as the Company’s President and Chief Executive Officer. In addition to his base salary and annual incentive target, a majority of Mr. McKinney’s compensation will come in the form of stock options, which will strongly align his incentives with those of the stockholders. Mr. McKinney is also eligible for severance benefits consistent with those available to eligible employees under the Company’s Special Severance Plan, which is up for renewal or expiration on March 31, 2020.

The Compensation Committee, as well as the full Board, values input and feedback from our stockholders. The outcomes of past say-on-pay votes at our 2017 and 2018 annual stockholders meetings are unsatisfactory, and the reconstituted Board and Compensation Committee takes your concerns seriously. The compensation programs in 2018 and 2019 were designed in response to these concerns and will continue to be reevaluated to ensure alignment with our overall goal: maximizing long-term stockholder value.

We held six Compensation Committee meetings during 2018 and numerous other informational update calls in addition to calls and in person meetings with stockholders.

By the Compensation Committee of the Board:

John “Jack” Lipinski, Chairman	Sylvia K. Barnes	Jonathan Christodoro

2018 FINANCIAL AND OPERATIONAL PERFORMANCE

Below are the performance metrics established prior to the 2018 annual meeting in relation to the named executive officer’s compensation awards for the 2018 fiscal year:

2018 Goal	2018 Result	Commentary
20% Capital Program Return[1]	11.20%

Performance lagged our 2018 goal primarily due to the (a) decrease in commodity prices that occurred during November and December 2018 and the related impact it had on future NYMEX strip prices and (b) carry-in of two 2017 step-out wells drilled to test the western flank of North Park Basin, which have underperformed expectations.

$94.81 million Lease operating expense[2]	$92.57 million

Performance exceeded our 2018 goal primarily as a result of reduced field personnel enabled by an increased use of our centralized operations center, maintenance contract savings, reduced chemical use in the Permian and other efficiency efforts.

$49.40 million Adjusted Cash G&A Expense[3]	$41.11 million

Performance exceeded our 2018 goal primarily as a result of lower than anticipated compensation-related costs associated with staff reductions and other cost cutting measures primarily in the areas of information technology and general corporate overhead.

32.52 MMBOEPD Total production per day[4]	33.79 MMBOE	Performance exceeded our 2018 goal primarily due to over performance in base production as well as the reallocation of capital to incremental projects resulting in additional 2018 production.
$4.29 Cash flow per share[5]	$4.69 per share

Performance exceeded our 2018 goal primarily as a result of higher than anticipated sales volumes and resulting oil and gas sales revenues, as well as lower Production Expenses and General & Administrative Expenses during the year.

(1)

The internal rate of return for all drilling/completion and recompletion/reserve enhancement capital projects that are completed in 2018 with at least 30 days of production. Certain capital expenditures for exploratory and major, multi-well facilities infrastructure projects will be recognized over multiple years. The IRR calculation reflects actual production and realized pricing for 2018, $53/bo and 12/19/18 gas strip prices during 2019 and beyond, and forecasted production and cost assumptions consistent with applicable type curves.

(2)

Lease Operating Expenses refers to actual 2018 total lease operating costs consistent with “2018 Actual Results v. 2018 Capital Expenditure and Operational Guidance” in the Company’s press release titled, “SandRidge Energy, Inc. Reports Financial and Operational Results for Fourth Quarter and Full Year of 2018” issued March 4, 2019 adjusted to reflect a target level of performance under the 2018 annual incentive plan. This eliminates the need to perform recursive procedures when calculating the Company’s performance score in respect of this metric.

(3)	Adjusted G&A expense is a non-GAAP financial measure. The Company has defined this measure and reconciled to the most directly comparable GAAP financial measure in the attached Annex A.
(4)	Total Production equals total production per day for 2018, expressed in (“BOEPD”) with Oil and NGLs in barrels, and gas at a 6:1 equivalent ratio.
(5)

Cash flow per share equals operating cash flow divided by the diluted weighted average common shares outstanding during 2018. Operating cash flow equals Adjusted EBITDA less interest expense. Adjusted EBITDA and operating cash flow are non-GAAP financial measures. The Company has defined this measure and reconciled to the most directly comparable GAAP financial measure in the attached Annex A.

2018 was a transition year for the Company; however, we believe the below listed operational achievements, strategic initiatives, acquisition and divestiture activity, and demonstration of financial discipline improved SandRidge’s competitiveness.

NPB Drilling
Achievements

The NPB drilling program set several asset level records for the Company, including average daily oil production of +4,100 barrels / day (net) during the third quarter and 2018 average drilling costs of $114 per foot (a 21% improvement from 2017 average). Also, production topped over 1 MMBO of cumulative gross oil from the 8 well eastern spacing pattern pilot (evaluating 12 wells per section), and the Company initiated the western spacing pattern pilot (testing 23 wells per section).

NW STACK Development Agreement

Utilized development agreement to fund fifteen Meramec wells for $6 million net drilling and completion costs to SandRidge, converted 5,800 acres to “held by production,” delineated the play and optimized geologic targeting and completion techniques.

Reduced Cash Costs Reduced lease operating expense and general and administrative expenses below the low end of initial guidance.

Exited Central Basin Platform for $14.5mm

The Central Basin Platform and PER Trust unit sale for $14.5mm simplified the Company’s operations and eliminated its position in the Permian, which consisted of significantly burdened interests in 1,500+ low-rate, high-operating-cost wells constituting 32% of the Company’s total ARO.

ER Midcon Acquisition

The accretive (on a cash flow and NAV per share basis) roll up of ER Midcon assets for $25.1mm consolidated ownership in interests operated and/or already held in the Mississippian Lime and NW STACK areas of Oklahoma and Kansas, resulting in low risk incremental production/income requiring no additional staff to operate.

Additional Non-core Asset Monetizations

The 2018 non-core asset divestiture program consisted of the sale of the vacant, unfinished Parkside Annex building for $10.75mm and additional non-core asset monetizations for ~$3.5mm. During 2018 we also began offering for lease the largely vacant space in our Tier 1 corporate headquarters building in downtown Oklahoma City, OK.

STOCKHOLDER ENGAGEMENT AND ADVISORY VOTE ON COMPENSATION

Investor Outreach

How we engage with our investors

Both the Compensation Committee and the full Board value the input and feedback received from our stockholders, and we view our stockholder outreach efforts as an important part of our compensation setting process. Beginning in 2017 and continuing through the second quarter of 2018, the Board supplemented management’s investor outreach with its own extensive engagement to directly solicit and receive stockholder input on the Company’s business strategies, governance and executive compensation. We believe such outreach helps ensure that the issues that matter most to our stockholders are understood and considered by management and the Board.

We heard you and took action

Following stockholder engagement beginning the fall of 2017 and continuing through the second quarter of 2018, the Company made several steps in the right direction towards aligning the interest of management and stockholders. Some of the key themes expressed by our stockholders during the outreach in 2017 and 2018 are included below, as well as a few key items the current Board is focused on:

What was heard	Steps the prior Board took in 2018	What we are doing for 2019

Executive compensation and severance terms were too high. We heard concerns that the overall compensation and amount of severance paid to Mr. J. Bennett, our former President and Chief Executive Officer, and Mr. Julian Bott, our former Chief Financial Officer, upon termination in February 2018 during a Change-in-Control period, were too high.

✓  The Company terminated Mr. J. Bennett and Mr. Bott, and appointed Bill Griffin as interim CEO. Mr. Bennett was paid the severance under the terms of his employment agreement with the Company, which had been assumed in connection with the Company’s emergence from bankruptcy reorganization.

✓  Mr. B. Griffin’s Interim Chief Executive Officer Employment Agreement (“Interim CEO Employment Agreement”) provided for no severance benefits. See page 30.

g Going forward, all executive compensation will be structured in a way that is both competitive and more appropriate for a company of SandRidge’s size. One-sided executive contracts will no longer be tolerated.

g Mr. McKinney’s offer letter contains no severance or stockholder-misaligned terms. He will be eligible for severance benefits consistent with other employees of the Company under the severance plan in place at the time of, and in the event of, his termination. See pages 30-31.

Metrics that incentivize growth for growth’s sake are inappropriate. We heard concerns that certain metrics such as production growth and reserves growth goals may provide perverse incentives, which could be mitigated if balanced with other metrics.

✓  The Company adopted a balanced scorecard approach in our 2018 annual incentive program. Our Capital Program Return (15%), Lease Operating Expense Reduction (15%), Adjusted G&A Expense Reduction (15%), Cash Flow per Share (15%) and qualitative (25%) metrics ensure that we are not solely focused on production growth (15%) at any expense. See pages 25-26.

✓  The Compensation Committee determined to use relative total shareholder return as the sole metric in its 2018 performance share unit awards to isolate management’s contribution to stock price performance. See pages 26-27.

g The Compensation Committee continues to make adjustments to the balanced scorecard approach in our 2019 annual incentive program.

g Significant portions of our named executive officer compensation will be at risk and tied to stock price or appropriate operating performance metrics. Goals will be set to motivate management, limit outsized payouts and reward only exceptional performance.

A larger proportion of the long-term incentive should be performance-based. We heard concerns regarding the weighting of our past long-term incentive programs, specifically that they were insufficiently performance-based.

	✓ The 2018 long-term incentive program consisted of 50% performance share units and incorporated three-year vesting and performance periods. See pages 26-27.	g The Compensation Committee intends that the 2019 long-term incentive program will continue to consist of a significant proportion of performance share units.
Single trigger equity acceleration upon a Change in Control. We heard concerns that such a provision is poor governance and may discourage potential buyers of the Company.

✓  All equity awards granted since December 2017 contain double trigger vesting language and equity awards granted to our named executive officers in September 2018 provide for a 6-month Change in Control period. See pages 35-37.

g The Compensation Committee intends that no future equity awards will contain single-trigger terms or any other provision that sides with executives or directors over stockholder interests.

We are committed to continuing to evaluate this and other feedback we receive as part of our ongoing stockholder engagement process. We will continue to refine and update our compensation programs and policies to maintain continued alignment of management’s interests with those of stockholders and ensure that our programs reinforce our strong pay-for-performance philosophy.

2. Our Executive Compensation and Governance Principles

SandRidge’s compensation programs are designed to attract, motivate and retain high performing individuals by paying competitive compensation aligned with stockholder interests. Total compensation packages include base salaries, incentives and benefits, providing a significant portion of a named executive officer’s total compensation in the form of variable, performance-

based compensation based on strategic, financial and operational goals. The Board bases individual compensation decisions on individual and Company performance, time in role, scope of responsibility, leadership skills and experience, and additionally considers market data from a select peer group.

3. Key 2018 Compensation Program Elements

During 2018 executives were provided with a mix of compensation featuring short- and long-term pay periods, fixed and variable payment amounts tied to performance, and cash and equity-based consideration. Retirement programs and other forms of compensation are not detailed in our key compensation programs (additional information about these programs can be found on pages 27-28).

	Fixed	Variable
Long-Term Incentive Program
	Base Salary	Annual Incentive Program	Performance Share Units (PSUs): 50% weighting	Restricted Stock: 50% weighting
What?	Cash		Stock
When?	Annual	Annual	3-year performance period	Three-tranches vesting over a 3-year period
How? Measures, Weightings, & Payouts	Market rate, as well as individual performance, time in role, scope of responsibility, leadership skills and experience

Multi-metric performance scorecard consisting of:

75% quantitative financial and operational metrics (15% capital program return, 15% operating costs, 15% adjusted G&A, 15% total production, and 15% cash flow per share)
+
25% qualitative strategic and operational goals.

			Value delivered through multiplier (0% - 200% opportunity) based on total stockholder return performance relative to the Company’s peer group as well as long-term stock price performance upon conversion of units to stock	Value delivered through long-term stock price performance upon vesting
Why?	Attract and retain talent	Motivate executives by linking variable cash compensation to key annual performance goals tied to business strategy	Rewards sustainable performance that delivers long-term value to stockholders as reflected in relative total stockholder return, drives ownership mentality and aligns the interests of executives with those of stockholders	Promotes retention of key talent, drives ownership mentality and reinforces the link between the interest of executives and those of stockholders
For More Detail	pages 24-25	pages 25-26	pages 26-27

2018 TARGET PAY MIX

38.9% of our Interim President and Chief Executive Officer’s target pay package and 76.6% of the average of our other continuing named executive officers target pay packages in 2018 were variable/at-risk and contingent upon the Company’s financial, operational, and/or share price performance. The 2018 target pay package excludes the 2016 performance unit awards, which were a component of the long-term incentive grants made in October 2016 following the Company’s emergence from Chapter 11 reorganization but are reportable in the Summary Compensation Table in the years that they are earned.

President & CEO	Average of Other Continuing Named Executive Officers

4. 2018 Executive Compensation

BASE SALARY

The purpose of base salary is to provide a fixed level of cash compensation for performing day-to-day responsibilities. Each named executive officer’s base salary was set considering market median data, as well as the individual’s experience, responsibilities, and performance. The employment agreements we maintain or maintained with our named executive officers establish minimum base salaries, and increases, if any, are based on the achievement of individual and Company objectives, contributions to our performance and culture, leadership accomplishments, and market data for comparable positions in our industry.

Based on the market analysis performed by Mercer (US) Inc. (“Mercer”), the Compensation Committee’s prior independent compensation consultant, Mr. B. Griffin’s 2018 base salary and the base salaries of the continuing named executive officers were between 50th and 75th percentiles of the Company’s peer group companies. The salaries of our continuing named executive officers have been held flat since 2015, with the exceptions of Mr. Suter’s base salary, which was increased to reflect his appointment to Executive Vice President and Chief Operating Officer in December 2016. The 2018 base salary of each of Messrs. Johnson, Suter and Warman reflect the minimum base salary provided in his respective employment agreement with the Company, which were inherited by the reconstituted Board. Messrs. J. Bennett, Bott and S. Griffin departed the Company effective February 8, 2018, February 22, 2018 and March 1, 2018, respectively. At the time of departure, each of their base salaries reflected the minimum provided in his employment agreement with the Company.

Base salaries for 2018 for our continuing named executive officers were:

Executive	Title	2017 Base Salary	2018 Base Salary(a)		Year-over-year change
William M. Griffin, Jr.	Interim President and Chief Executive Officer		$840,000	(b)	N/A
Michael A. Johnson(c)	Senior Vice President, Chief Financial Officer and Chief Accounting Officer		$376,442		N/A
John P. Suter	Executive Vice President and Chief Operating Officer	$420,000	$421,615		No change
Philip T. Warman	Executive Vice President, General Counsel and Corporate Secretary	$375,000	$376,442		No change

(a)	Year-over-year variations reflect the misalignment of actual base salaries realized during the year versus pay periods scheduled during the calendar year.
(b)	Reflects the annualized value of Mr. B. Griffin’s base salary of $70,000 per month under the Interim CEO Employment Agreement.
(c)	Mr. Johnson first became a named executive officer for 2018.

ANNUAL INCENTIVE PROGRAM

The purpose of the 2018 annual incentive program was to motivate executives by linking variable cash compensation to key annual performance goals tied to business strategy. In April 2018, the Board adopted a baseline hurdle of $115 million in Adjusted EBITDA and the below metrics, weightings and goals. Also reflected is our performance against such metrics.

Metric	Purpose	Weighting	Threshold	Target	Maximum	Result	Weighting Score
Capital Program Return(1)	To measure return on shareholder capital spend on drilling and completion	25%	15%	20%	30%	11.20%	0%
Lease Operating Expense(2)	To minimize costs to improve per unit margins	25%	$99.81	$94.81	$84.81	$92.57MM	18.36%
Adjusted Cash General & Administrative Expenses(3)	To minimize costs to improve per unit margins	12.5%	$51.40	$49.40	$43.40	$41.11MM	30.00%
Total Production(4)	To consider revenue and growth	12.5%	32.02	32.52	33.62	33.79 MBOEPD	30.00%
Cash Flow Per Share(5)	To consider production, realized prices and expenses normalized on a per share basis to control against dilutive transactions	12.5%	$4.08	$4.29	$4.72	$4.69 / share	28.95%
Strategic and Operational Goals	To incorporate a qualitative assessment of other key operational and strategic value drivers	25%	In consideration of the Company’s achievements during 2018.				25.00%
						TOTAL:	132.31%

(1)

The internal rate of return for all drilling/completion and recompletion/reserve enhancement capital projects that are completed in 2018 with at least 30 days of production. Certain capital expenditures for exploratory and major, multi-well facilities infrastructure projects will be recognized over multiple years. The IRR calculation reflects actual production and realized pricing for 2018, $53/bo and 12/19/18 gas strip prices during 2019 and beyond, and forecasted production and cost assumptions consistent with applicable type curves.

(2)

Lease Operating Expenses refers to actual 2018 total lease operating costs consistent with “2018 Actual Results v. 2018 Capital Expenditure and Operational Guidance” in the Company’s press release titled, “SandRidge Energy, Inc. Reports Financial and Operational Results for Fourth Quarter and Full Year of 2018” issued March 4, 2019 adjusted to reflect a target level of performance under the 2018 annual incentive plan. This eliminates the need to perform recursive procedures when calculating the Company’s performance score in respect of this metric.

(3)	Adjusted G&A expense is a non-GAAP financial measure. The Company has defined this measure and reconciled to the most directly comparable GAAP financial measure in the attached Annex A.
(4)	Total Production equals total production per day for 2018, expressed in (“BOEPD”) with Oil and NGLs in barrels, and gas at a 6:1 equivalent ratio.
(5)

Cash flow per share equals operating cash flow divided by the diluted weighted average common shares outstanding during 2018. Operating cash flow equals Adjusted EBITDA less interest expense. Adjusted EBITDA and operating cash flow are non-GAAP financial measures. The Company has defined this measure and reconciled to the most directly comparable GAAP financial measure in the attached Annex A.

In March 2018, the Compensation Committee considered the Company’s compensation principles and relevant market data and determined to establish target opportunities for each of our named executive officers that were unchanged from 2017.

Based on the market analysis performed by Mercer for the Compensation Committee, Mr. B. Griffin’s 2018 target bonus as a percentage of base salary was below the 50th percentile of the Company’s 2018 peer group companies and the 2018 target bonus as a percentage of base salary for the other continuing named executive officers ranged from the 50th percentile to the 75th percentile of the Company’s 2018 peer group companies. Messrs. J. Bennett, Bott and S. Griffin departed the Company prior to becoming eligible to participate in the 2018 annual incentive program.

The Company exceeded the baseline hurdle under the 2018 annual incentive program with Adjusted EBITDA of $167 million. As a result, based on performance relative to the goals set forth in the scorecard above, the named executive officers other than Messrs. J. Bennett, Bott and S. Griffin were eligible for an annual incentive payment equal to 132.31% of their target award opportunity. However, this achievement level was subject to adjustment in the Compensation Committee’s sole discretion. In this regard, the Compensation Committee (i) approved an annual incentive program payment of 132% of target to Mr. B. Griffin based on its assessment of the Company’s and his individual performance in 2018; and (ii) exercised its discretion to approve an annual incentive program payment of 100% of target for the other continuing named executive officers based on the Compensation Committee’s assessment of the Company’s overall financial performance, individual performance relative to our annual business objectives, and our stockholders’ profitability expectations for the year.

The following formula was used to calculate the payment awarded to a named executive officer under 2018 annual incentive program:

Target Bonus (% of Base Salary)	g	Target Bonus ($)	×	Actual Performance (% of Target)	=	Final Payout

Based on the Company’s performance relative to the metrics outlined above, the final calculation and amounts paid to our named executive officers for 2018 performance were:

Name	Target Bonus (% of Base Salary)	g	Target Bonus ($)	×	Actual Performance (% of Target)	=	Final Payout
William M. Griffin, Jr.	50%		$375,123		132%		$495,163
Michael A. Johnson	70%		$263,510		100%		$263,510
John P. Suter	100%		$421,615				$421,615
Philip T. Warman	75%		$282,332				$282,332

EMERGENCE PERFORMANCE UNITS

Variable Cash-Settled Units

The performance unit awards were a component of the long-term incentive grants made in October 2016 following the Company’s emergence from Chapter 11 reorganization and are reportable in the Summary Compensation Table in the years that they are earned. Pursuant to their terms, the performance unit awards were to vest in one-third increments on each of December 31, 2017, 2018 and 2019 and payments were to be made based on the Company’s performance relative to the metrics established in each year’s annual incentive scorecard.

For each of Messrs. J. Bennett, Bott and S. Griffin, the remaining outstanding performance units were settled at target after having been accelerated in connection with his departure from the Company pursuant to the terms of his employment agreement, which was approved during the first half of 2018. For each of Messrs. Suter and Warman, the remaining outstanding performance unit awards were settled at target following their acceleration on June 27, 2018, pursuant to the agreements governing these awards.

Name	Performance Units (vested on 6/27/18)	g	$100 / Unit ($s)	×	Performance Multiplier (% of Target)	=	Final Payout
William M. Griffin, Jr.	-		-				-
Michael A. Johnson	-		-				-
John P. Suter	3,333		$100		100%		$333,300
Philip T. Warman	2,500		$100				$250,000
James D. Bennett(1)	17,500		$100				$1,750,000
Julian M. Bott(2)	6,167		$100				$616,700
Robert S. Griffin(3)	2,500		$100				$250,000
(1)	Mr. J. Bennett departed the Company effective February 8, 2018.
(2)	Mr. Bott departed the Company effective February 22, 2018.
(3)	Mr. S. Griffin departed the Company effective March 1, 2018.

LONG-TERM INCENTIVE (“LTI”) PROGRAM

The purpose of long-term incentives is to align executives’ compensation with interests of stockholders, encourage retention, and reward long-term operational and financial performance.

For 2018, pursuant to his Interim CEO Employment Agreement with the Company, Mr. B. Griffin continued to participate in the long-term incentive program applicable to non-employee directors of the Company. In July 2018, he was granted a long-term incentive award consisting of restricted stock with an aggregate grant date fair value of $150,000 that will vest upon the earlier of the first anniversary of the grant date or the day immediately preceding the Annual Meeting.

To our continuing named executive officers, we granted long-term incentive awards consisting of 50% stock-settled performance share units and 50% time-based restricted stock awards. These long-term incentive grants have a three-year performance and/or vesting period. In September 2018, the Board and Compensation Committee considered our compensation principles, relevant market data and targets described in each executives employment contract, and determined to establish target opportunities for each of our named executive officers that were consistent with those in their respective employment agreements. Messrs. J. Bennett, Bott and S. Griffin departed the Company prior to becoming eligible to participate in the 2018 long-term incentive program.

Based on the market analysis performed by Longnecker & Associates (“Longnecker”), the Compensation Committee’s new independent compensation consultant, Mr. B. Griffin’s target 2018 long-term incentive award was below the 25th percentile of the Company’s 2018 peer group companies and the target 2018 long-term incentive awards for the other continuing named executive officers ranged from less than the 25th percentile to the 50th percentile of the Company’s 2018 peer group companies. The following table reflects the target 2018 long-term incentive awards expressed as a percentage of base salary and the individual and aggregate target values of the 2018 long-term incentive awards:

Name	Target LTI (% of Base Salary)	Target PSU Value (50% Weighting)	Target RSA Value (50% Weighting)	Aggregate Target LTI ($ Value)(1)
Michael A. Johnson	150%	$281,258	$281,258	$562,516
John P. Suter	360%	$756,014	$756,014	$1,512,028
Philip T. Warman	150%	$281,258	$281,258	$562,516

(1)

The number of shares of restricted stock and performance share units granted to each continuing named executive officer was calculated using the applicable aggregate target value above and the closing price of shares of the Company’s common stock on the grant date.

See the Grants of Plan-based Awards Table on page 33 for additional information.

Performance Share Units (PSUs)

In September 2018, we granted stock-settled performance share units to our continuing named executive officers and selected relative total stockholder return as the performance metric. The number of units ultimately awarded to our continuing named executive officers at the end of the performance period, which runs from July 1, 2018 through June 30, 2021, will be determined based upon SandRidge’s stock price performance relative to its peers (calculated using 10-day trailing closing prices) applying the applicable multiplier from the following:

Peer Group Percentile	Performance Multiplier (Performance Share Units Earned)

78 – 100%	200%

50 – 77%	100%

28 – 49%	50%

0 – 28%	0%

The ultimate value realized by our continuing named executive officers at the end of the performance period is a function of the number of units converted to shares of the Company’s stock based on the applicable performance multiplier above and the Company’s stock price.

PSUs are also subject to a time-vesting requirement, which generally requires a participant to remain employed by the Company through June 30, 2021.

Restricted Stock Awards

In September 2018, we granted restricted stock to our continuing named executive officers. These awards vest ratably on each of July 1, 2019, 2020 and 2021 and help motivate and retain executives and provide stability to the compensation programs. The ultimate value realized by our named executive officers at the time of vesting will be contingent upon SandRidge’s stock price, thus providing further alignment with stockholders.

OTHER COMPENSATION MATTERS

Health and Welfare Benefits

Our named executive officers were eligible to participate in medical, dental, vision, disability and life insurance to meet their health and welfare needs. These benefits are provided to assure that we are able to maintain a competitive position in terms of attracting and retaining officers and other employees. This is a fixed component of compensation and the benefits are provided on a nondiscriminatory basis to all of our employees.

Limited Perquisites and Other Personal Benefits

We believe that the total mix of compensation and benefits provided to our named executive officers is competitive and, generally, perquisites should not play a large role in our executive officers’ total compensation. As a result, the perquisites and other personal benefits we provide to our executive officers are limited.

401(k) Plan

We maintain a 401(k) retirement plan for the benefit of all of our executive officers and employees on a non-discriminatory basis. Under the plan, eligible employees may elect to defer a portion of their earnings up to the annual maximum allowed by regulations promulgated by the Internal Revenue Service. The aggregate matching contribution available to our 401(k) retirement plan participants equals 100% of the first 10% of deferred base salary (exclusive of incentive compensation). Matching contributions are made in investment vehicles selected by each employee from a variety of options.

Nonqualified Deferred Compensation Plan

Previously, we maintained a nonqualified deferred compensation plan (“NQDC Plan”) to provide our named executive officers and other eligible employees flexibility for meeting their future income needs and assisting them in their retirement planning. Under the terms of the NQDC Plan, eligible employees were provided the opportunity to defer income in excess of the Internal Revenue Service annual limitations on qualified 401(k) retirement plans, and the company made matching contributions in the NQDC Plan equal to 100% of employee contributions up to 10% of the employee’s annual cash compensation minus any matching contributions made under the 401(k) retirement plan.

In December 2016, we initiated termination of the NQDC Plan, following which no additional deferrals were permitted into the NQDC Plan. Active employee balances were distributed in January 2018.

5. Process for Determining 2018 Executive Compensation

COMPENSATION SETTING APPROACH

The Company’s approach to setting compensation programs and levels for the 2018 named executive officers involved a process reflecting the input and consideration of the below factors:

INDEPENDENT COMPENSATION GOVERNANCE

In relation to 2018 executive compensation, independent members of the Company’s Board and the Compensation Committee sought input from the Company’s CEO and other members of management, as well as input and advice from the Committee’s independent compensation consultant. The following describes the roles of the key participants in the 2018 compensation-setting process:

Independent Compensation Committee

During 2018, the Compensation Committee was composed of two-to-three non-employee independent directors. The Compensation Committee’s duties in administering the executive compensation programs include the following:

•   Reviewing, modifying (if necessary), approving, with the consent of the Chairman of the Board, and recommending for Board approval, the compensation program and corporate goals relevant to compensation of the CEO.

•   Reviewing, modifying (if necessary) and approving, with the consent of the Chairman of the Board, the compensation program and corporate goals relevant to compensation of other members of senior management.

•   Evaluating the performance of the Company’s CEO and, in consultation with the CEO, the Company’s other executive officers and other members of the Company’s senior management in light of those goals and objectives

•   Approving and recommending to the independent members of the Board for their approval the compensation paid to the CEO and approving the compensation paid to the other executive officers and other members of senior management

On an annual basis, the Compensation Committee reviews and makes recommendations to the Board with respect to incentive compensation and equity-based plans that are subject to the Board’s approval.

Management Team

Our CEO (other than for himself) and the head of our People and Culture Department work with the Compensation Committee in establishing compensation levels and performance targets. Our CEO is responsible for reviewing the compensation and performance of executive officers other than himself and making recommendations to the Compensation Committee for adjustments to the annual total compensation of his direct reports. Final compensation determinations are made by the Compensation Committee and/or the Board. The Company’s People and Culture and Legal departments provide support in the preparation of materials and execution of the Compensation Committee’s responsibilities.

Stockholders and Other Key Stakeholders

The Company and the Compensation Committee value stockholders’ input and consider such input in establishing the type and level of compensation for our executives and setting performance metrics and targets. For more detail, see “Stockholder Engagement and Advisory Vote on Compensation” above.

Independent Compensation Consultant

The Compensation Committee continued the engagement of its former independent compensation consultant, Merger, through June of 2018, at which point, the Compensation Committee determined to retain Longnecker as its independent compensation consultant. In general, Mercer provided, and Longnecker currently provides, executive and director compensation consulting services to the Committee, including information and market practices regarding compensation program designs and pay levels, regulatory updates and analyses, and related trends.

At the direction of the Compensation Committee, the compensation consultant attends committee meetings, meets with the Compensation Committee in executive session, and provides advice and expertise on executive and director compensation programs and plan designs. The compensation consultant reports directly to, and takes its charge from, the Compensation Committee on executive compensation matters. Interactions between the compensation consultant and management are generally limited to discussions on behalf of the Committee or as required to compile information at the Committee’s direction.

During 2018, neither Mercer nor Longnecker provided any non-compensation-related services to the Company.

The Compensation Committee reviewed the independence of Mercer and Longnecker pursuant to the requirements approved and adopted by the SEC and the NYSE and determined each is independent from management and that their engagement does not raise a conflict of interest.

Peer Group and Competitive Data

The Compensation Committee generally uses a peer group to compare the competitiveness of the Company’s executive compensation and to evaluate the Company’s performance. The Company reconsiders the composition of its peer group each year.

SETTING 2018 TARGET COMPENSATION LEVELS

The 2018 Compensation Peer Group

In late 2017, to assist with setting executive compensation levels and evaluating compensation programs for 2018, the Compensation Committee of the prior Board reviewed the Company’s compensation peer group, with input from Mercer, its independent compensation consultant at the time, and management. This review considered the following primary factors when assessing potential peer companies: industry, annual revenues, market value, total assets, business mix (crude oil vs. natural gas) as defined by revenues and proved reserves, operating regions, and complexity of operations. The goal was to position SandRidge between the 25th and 75th percentiles of the group across these factors, while also considering companies against which the Company competes operationally and for executive talent. As a result of this review, the following 14 companies comprised the peer group for 2018:

Bill Barrett Corporation	Matador Resources Company
(merged to form	Midstates Petroleum Company Inc.
HighPoint Resources Corporation)	Oasis Petroleum Inc.
Callon Petroleum Company	PDC Energy, Inc.
Carrizo Oil & Gas Inc.	Sanchez Energy Corporation
EP Energy Corporation	SM Energy Company
Halcón Resources Corporation	SRC Energy Inc.
Laredo Petroleum, Inc.	Whiting Petroleum Corporation

The 2018 Performance Peer Group

In September 2018, in connection with establishing the relative total stockholder return metric underlying the Company’s performance share unit awards granted to its continuing named executive officers, the Compensation Committee approved a new peer group of 17 companies operating in the oil and gas exploration and production industry, with input from Longnecker, its independent compensation consultant. In establishing the peer group, the Compensation Committee considered annual revenue, asset similarity, market capitalization and enterprise value, complexity and geography of operations. The Compensation Committee also considered whether a company had been recently restructured or appeared to be in immediate financial distress and companies against which the Company competes operationally and for executive talent. As a result, the following 17 companies comprise the performance period group for the 2018 performance share unit awards:

Bonanza Creek Energy, Inc.	Matador Resources Company
Carrizo Oil & Gas Inc.	Midstates Petroleum Company Inc.
Eclipse Resources Corporation	Northern Oil and Gas, Inc.
(merged to form Montage	Penn Virginia Corporation
Resources Corporation)	Resolute Energy Corporation
EP Energy Corporation	Sanchez Energy Corporation
Jones Energy, Inc.	SilverBow Resources, Inc.
Halcón Resources Corporation	SRC Energy Inc.
HighPoint Resources Corporation	Ultra Petroleum Corp.
Laredo Petroleum, Inc.

Employment Agreements

As previously described herein, the employment of Messrs. B. Griffin, J. Bennett, Bott and S. Griffin terminated effective as of February 8, 2019, February 8, 2018, February 22, 2018, and March 1, 2018 respectively. As such, the discussion of the terms of their employment agreements herein reflects the terms of their employment agreements prior to their termination of employment. The remaining employment agreements are currently undergoing renegotiation.

Former Interim CEO Employment Agreement

Upon Mr. J. Bennett’s departure, Mr. B. Griffin, who at the time was serving as one of our independent directors, agreed to serve as President and CEO on an interim basis while the Company conducted a full review of internal and external candidates. Effective February 8, 2018, the Company entered into the Interim CEO Employment Agreement with Mr. B. Griffin. The Interim CEO Employment Agreement had a term expiring five days after the date a successor President and CEO is appointed by the Board (the “Employment Term”).

During the Employment Term, Mr. B. Griffin (i) received a monthly salary of $70,000, prorated for any partial month of service during the Employment Term; (ii) was eligible to participate in a bonus program with a target bonus equal to 50% of his salary with the amount of the bonus actually paid being determined by the Compensation Committee based on performance objectives established by the Compensation Committee; (iii) continued to receive an annual equity compensation award as granted to non-employee members of the Board, but did not receive an annual cash retainer or any other cash fees payable to non-employee members of the Board; (iv) continued to vest in any outstanding equity awards as if he remained a non-employee director during the Employment Term; (v) was eligible to participate in the employee benefit plans and programs available to senior executives of the Company; and (vi) was reimbursed for expenses incurred in the performance of his duties, including (a) reasonable commuting costs incurred for travel from his residence in Dallas, Texas to the Company’s headquarters in Oklahoma City, Oklahoma, and (b) the cost of housing in or near Oklahoma City, Oklahoma. Mr. B. Griffin was not entitled to participate in any severance plan or otherwise receive any severance benefits or participate in the Company’s employee equity compensation program.

Employment Agreements with Other Named Executive Officers

The Company’s employment agreements with its other named executive officers provide, or provided, in respect of Messrs. J. Bennett, Bott and S. Griffin, for (i) an annual base salary of not less than $375,000 for Mr. Johnson, $420,000 for Mr. Suter, $375,000 for Mr. Warman, $915,000 for Mr. J. Bennett, $425,000 for Mr. Bott, and $225,000 for Mr. S. Griffin; (ii) eligibility to participate in the annual incentive program; (iii) eligibility for equity awards under the Company’s incentive plan; and (iv) health and other employee benefits that are generally available to our employees.

In addition, the employment agreements include, or included, in respect of Messrs. J. Bennett, Bott and S. Griffin, provisions governing the payment of severance benefits payable to the named executive officers upon the occurrence of specified events, such as termination of their employment without cause or termination or resignation for good reason following a Change in Control of the Company.

The terms of our equity compensation plan also govern the payments and benefits named executive officers are entitled to in these situations. For a description of these payments, please read “—Potential Payments Upon Termination or Change in Control” below.

6. Actions Related to 2019 Executive Compensation

APPOINTMENT OF PAUL D. McKINNEY AS PRESIDENT AND CHIEF EXECUTIVE OFFICER

On January 28, 2019, the Company announced the appointment of Paul D. McKinney as President and Chief Executive Officer, effective January 29, 2019. Mr. McKinney succeeded Mr. B. Griffin, the Company’s Interim President and Chief Executive Officer. In connection with his appointment, the Company and Mr. McKinney entered into an offer letter (the “Offer Letter”), pursuant to which Mr. McKinney will receive an annual base salary of $500,000. He is also eligible to participate in the Company’s annual incentive plan, and his target cash bonus amount will equal 100% of his annual base salary. Mr. McKinney received an award of 250,000 stock options under the Company’s 2016 Omnibus Incentive Plan (as amended and restated as of August 8, 2018) on the first business day following his start date and, pursuant to the Offer Letter, will receive an additional award of 250,000 stock options on each of the first and second anniversaries of his start date, provided he continues to be employed by the Company. Mr. McKinney will also be entitled to participate in the retirement, welfare, incentive, fringe and perquisite programs generally made available to executive officers of the Company and will receive reimbursement of certain relocation and commuting expenses through October 31, 2019.

Mr. McKinney is also eligible for severance benefits under the Company’s Special Severance Plan. In the event that his employment is terminated without cause prior to the expiration of the Severance Plan, which is currently set to expire March 31 2020, he will be entitled to receive a lump sum cash payment in an amount equal to 26 weeks of his base salary, a prorated payment under the Company’s annual incentive plan at “target” and acceleration of outstanding equity awards and performance awards.

7. Other Executive Compensation Matters

CLAWBACK POLICY

The Company maintains a clawback policy that is administered by the Board. Under the policy, the Company, at the Board’s direction, will recover incentive compensation that has been erroneously paid in the event of a financial restatement or misconduct.

STOCK OWNERSHIP GUIDELINES

The Company maintains stock ownership guidelines for executive officers and non-employee directors of the Company. The policy generally requires executives and non-employee directors to own stock in the Company equal to the following guidelines:

PERCENTAGE OF SALARY REQUIRED

Our executive officers and non-employee directors have five years from October 4, 2016 to fulfill this requirement or, if later, five years from the date of their appointment, promotion, or election to a role that is subject to the stock ownership guidelines. Until they are in compliance with the guidelines, our CEO is required to hold 50% of net shares issued (after tax and/or exercise) and other officers and non-employee directors are required to hold 60% of net shares issued.

ANTI-HEDGING AND ANTI-PLEDGING POLICIES

The Company maintains a policy that prohibits executives and non-employee directors from entering into agreements in which Company shares are pledged as security for a loan. It also prohibits executives and non-employee directors from engaging in hedging transactions involving Company stock.

RISK ASSESSMENT

Our compensation program for executives is not designed to encourage excessive risk taking. In that regard, payouts under the performance incentive program and performance unit plan are capped at 200% of target. In addition, all of our long-term incentives include extended vesting periods.

TAX TREATMENT OF EXECUTIVE COMPENSATION DECISIONS

Section 162(m) of the Internal Revenue Code (the “Code”), generally imposes a $1 million limit on the amount of compensation paid to certain executive officers that a public corporation may deduct for federal income tax purposes in any year. Previously, the Code provided an exception to the Section 162(m) deduction limitation for compensation qualifying as “performance-based compensation” within the meaning of the Code and the applicable Treasury Regulations. The “Tax Cuts and Jobs Act,” enacted in late 2017, repealed the performance-based compensation exception to the Section 162(m) deduction limitation for tax years beginning after December 31, 2017, with certain exceptions.

Previously, the Compensation Committee designed and administered our executive compensation program with the intent that certain portions of the compensation paid to our named executive officers would qualify as performance-based compensation under Section 162(m); however, given changes made to Section 162(m) by the “Tax Cuts and Jobs Act,” which took effect in 2018, we may not be able to deduct for federal income tax purposes a portion of the compensation paid to our named executive officers in 2018.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the disclosure set forth above under the heading “Compensation Discussion and Analysis” with management and, based on this review and discussion, the Compensation Committee has recommended to the Board that the “Compensation Discussion and Analysis” be included in this Proxy Statement.

By the members of the Compensation Committee:

John “Jack” Lipinski, Chairman

Sylvia K. Barnes

Jonathan Christodoro

Executive Compensation Tables

Summary Compensation Table

Name and Principal Position (a)	Year	Salary	Bonus(b)	Stock Awards(c)	Non-Equity Incentive Plan Compensation(d)	All Other Compensation(e)	Total
Michael A. Johnson	2018	$376,442	$-	$661,170	$263,510	$24,800	$1,325,922
Senior Vice President, Chief Financial Officer and Chief Accounting Officer
John P. Suter	2018	$421,615	$-	$1,777,208	$754,915	$24,800	$2,978,538
Executive Vice President and	2017	420,000	-	1,497,573	680,572	24,300	2,622,445
Chief Operating Officer	2016	357,168	-	1,767,432	1,031,777	24,298	3,180,675
Philip T. Warman	2018	$376,442	$-	$661,170	$532,332	$18,800	$1,588,744
Executive Vice President, General	2017	375,000	-	557,130	471,250	18,300	1,421,680
Counsel and Corporate Secretary	2016	376,442	-	1,325,586	1,120,565	38,303	2,860,896
William M. Griffin, Jr.	2018	$751,558	$-	$150,005	$495,163	$54,919	$1,451,645
Interim President and Chief Executive Officer
James D. Bennett	2018	$103,817	$-	$-	$1,750,000	$6,896,703	$8,750,520
Former President and	2017	915,000	-	5,328,874	1,015,000	18,300	7,277,174
Chief Executive Officer	2016	918,519	500	9,279,077	8,482,027	144,727	18,824,850
Julian M. Bott	2018	$64,567	$-	$-	$616,700	$2,897,409	$3,578,676
Former Executive Vice President and	2017	425,000	-	1,473,297	357,628	24,300	2,280,225
Chief Financial Officer	2016	426,635	-	3,269,775	2,483,503	110,136	6,290,049
Robert S. (Scott) Griffin	2018	$42,788	$-	$-	$250,000	$1,025,269	$1,318,057
Former Senior Vice President,	2017	250,000	-	309,502	333,500	24,300	917,302
People and Culture

(a)

Mr. B. Griffin was first appointed Interim President and Chief Executive Officer, effective February 8, 2018. Mr. Johnson was appointed Senior Vice President and Chief Accounting Officer, effective August 15, 2017, and Chief Financial Officer, effective February 22, 2018. He was first a named executive officer for 2018. Mr. S. Griffin was first a named executive officer for 2017. Messrs. B. Griffin, J. Bennett, Bott and S. Griffin departed the Company effective February 8, 2019, February 8, 2018, February 22, 2018 and March 1, 2018, respectively.

(b)

The bonus amounts shown as earned in this column include an award made to Mr. Bennett in 2016 under the Company’s service award program, which recognizes all eligible employees on the fifth anniversary of their employment.

(c)

The stock awards shown in this column reflect the aggregate grant date fair value of restricted stock and performance share units awarded in 2018 and restricted stock, restricted stock units and performance share units awarded in prior years calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation. Performance share units awarded in 2018 to each of Messrs. Johnson, Suter and Warman have a maximum aggregate value of $562,515, $1,512,027 and $562,515, respectively, at the grant date assuming the achievement of the highest level of performance and utilizing the grant date closing price of $15.11. Performance share units awarded in 2017 to each of Messrs. Suter, Warman, Bennett, Bott and S. Griffin have a maximum aggregate value of $755,994, $281,247, $2,690,075, $743,719 and $156,230, respectively, at the grant date assuming the achievement of the highest level of performance and utilizing the grant date closing price of $20.19. These amounts do not necessarily correspond to the actual value that will be realized by our named executive officers. Refer to the Grants of Plan-Based Awards Table for 2018 for additional information regarding awards of restricted stock made to the named executive officers in 2018. See “Compensation Discussion and Analysis” beginning on page 19 for a description of the material features of the awards granted in 2018. The assumptions used by the Company in calculating the amounts related to restricted stock, restricted stock units and performance share units are incorporated by reference to Note 15 of the consolidated financial statements included in the 2018 Form 10-K.

(d)

For Mr. B. Griffin, the amount shown for 2018 represents the payment made under the 2018 annual incentive plan for the period beginning February 8, 2018 through December 31, 2018. For Mr. Johnson, the amount shown for 2018 reflects the payment made under the 2018 annual incentive plan. For each of Messrs. Suter and Warman, the amount shown for 2018 reflects the payment made under the 2018 annual incentive plan and the cash settlement at target of outstanding performance units granted in 2016, the vesting of which was accelerated on June 27, 2018 pursuant to the agreements governing these awards. For each of Messrs. J. Bennett, Bott and Griffin, the amount shown for 2018 represents the cash settlement at target of outstanding performance units granted in 2016, the vesting of which was accelerated in connection with his departure from the Company in accordance with his employment agreement with the Company, the terms of which were approved during the first half of 2018. For each year the amounts shown reflect payments made with respect to service rendered in the designated year and paid in the designated year or the following year under the Company’s performance-based incentive programs. See “Compensation Discussion and Analysis” on pages 25-26 for a description of the material features of the 2018 annual incentive plan.

(e)	All Other Compensation provided to our named executive officers includes:

Name(i)	Year	Life Insurance Premiums	Company Matching Contributions to 401(k) Plan	Company Matching Contributions to Deferred Comp Plan	Certain Other(ii)	Perquisites(iii)	Total
Michael A. Johnson	2018	$300	$24,500	$-	$-	$-	$24,800
John P. Suter	2018	$300	$24,500	$-	$-	$-	$24,800
	2017	300	24,000	-	-	-	24,300
	2016	298	24,000	-	-	-	24,298
Philip T. Warman	2018	$300	$18,500	$-	$-	$-	$18,800
	2017	300	18,000	-	-	-	18,300
	2016	298	18,000	20,005	-	-	38,303
William M. Griffin, Jr.	2018	$231	$-	$-	$23,500	$31,188	$54,919
James D. Bennett	2018	$35	$17,420	$-	$6,879,248	$-	$6,896,703
	2017	300	18,000	-	-	-	18,300
	2016	298	18,000	126,429	-	-	144,727
Julian M. Bott	2018	$46	$8,091	$-	$2,889,272	$-	$2,897,409
	2017	300	24,000	-	-	-	24,300
	2016	298	8,113	-	-	101,725	110,136
Robert S. (Scott) Griffin	2018	$58	$5,240	$-	$1,019,971	$-	$1,025,269
	2017	300	24,000	-	-	-	24,300

(i)	Messrs. B. Griffin, J. Bennett, Bott and S. Griffin departed the Company effective February 8, 2019, February 8, 2018, February 22, 2018, and March 1, 2018, respectively.
(ii)

The amount reported in this column for Mr. B. Griffin includes the amount paid in connection with his service as a non-employee director for the first quarter of 2018 prior to his appointment as Interim President and Chief Executive Officer, effective February 8, 2018. The amount reported for each of Messrs. J. Bennett, Bott and S. Griffin is comprised of amounts paid or accrued in connection with his departure from the Company, including, (a) for Mr. J. Bennett, severance in the amount of $6,738,479, a cash payment in lieu of a 10-day termination notice period equal to $35,192 and accrued but unused vacation time in the amount of $105,577, (b) for Mr. Bott, severance in the amount of $2,840,234 and accrued but unused vacation time in the amount of $49,038, and (c) for Mr. S. Griffin, severance in the amount of $910,375, accrued but unused vacation time in the amount of $28,846 and fees payable for service as an independent contractor in the amount of $80,750.

(iii)

The amount reported in this column for Mr. B. Griffin in 2018 includes temporary housing expense reimbursements totaling $19,939, commuting expense reimbursements totaling $9,117 and long-term disability premium payments of $2,132. The amount reported for Mr. Bott in 2016 includes relocation and temporary housing of $100,000, long-term disability premium payments of $1,183 and the face value of tickets to sporting events of $542. Perquisites and other personal benefits provided to each of the other named executive officers had an aggregate incremental value of less than $10,000 and accordingly have been omitted from the table in accordance with SEC rules.

Grants of Plan-Based Awards

The following table sets forth information about each grant of an award made to our 2018 named executive officers during 2018:

				Estimated Possible or Future Payouts Under Non-Equity Incentive Plan Awards ($)			Estimated Possible or Future Payouts Under Equity Incentive Plan Awards (#)
Name	Type of Award(a)	Grant Date	Approval Date	Threshold (50%)	Target (100%)	Maximum (200%)	Threshold (50%)	Target (100%)	Maximum (200%)	All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock
Michael A. Johnson	AIP	-	-	$131,755	$263,510	$527,019	-	-	-	-	$-
	RSA	09/05/2018	09/05/2018	-	-	-	-	-	-	18,614	281,258
	PSU	09/05/2018	09/05/2018	-	-	-	9,307	18,614	37,228	-	379,912
John P. Suter	AIP	-	-	$210,808	$421,615	$843,231	-	-	-	-	$-
	RSA	09/05/2018	09/05/2018	-	-	-	-	-	-	50,034	756,014
	PSU	09/05/2018	09/05/2018	-	-	-	25,017	50,034	100,068	-	1,021,194
Philip T. Warman	AIP	-	-	$141,166	$282,332	$564,663	-	-	-	-	$-
	RSA	09/05/2018	09/05/2018	-	-	-	-	-	-	18,614	281,258
	PSU	09/05/2018	09/05/2018	-	-	-	9,307	18,614	37,228	-	379,912
William M. Griffin, Jr. (b)	AIP	-	-	$187,889	$375,779	$751,558	-	-	-	-	$-
	RSA	07/17/2018	07/17/2018	-	-	-	-	-	-	8,762	150,005

(a)

AIP, RSA and PSU award types refer to the annual incentive plan, restricted stock awards and performance share units, respectively. Amounts reported reflect estimated possible or future payouts under these plans and awards. No annual incentive plan, restricted stock or performance share unit awards were made to Messrs. J. Bennett, Bott and S. Griffin prior to their departure from the Company. For the material features of the awards granted under the annual incentive plan and the long-term incentive plan for 2018, please refer to their descriptions under the “Compensation Discussion and Analysis” beginning on page 19.

(b)	No performance share unit awards were granted to Mr. B. Griffin in accordance with his Interim CEO Employment Agreement with the Company.

Outstanding Equity Awards at Fiscal Year-End

The following table reflects all outstanding equity awards held by each of our 2018 named executive officers as of December 31, 2018:

	Stock Awards			PSUs
Name(a)	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(b)	Market Value of Shares or Units of Stock That Have Not Vested ($)(c)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (#)(d)	Equity Incentive Plan Awards: Value of Unearned Units That Have Not Vested ($)(c)

Michael A. Johnson	9/5/2018	18,614	$141,653	18,614	$141,653

	12/15/2017	10,224	$77,805	-	-

John P. Suter	9/5/2018	50,034	$380,759	50,034	$380,759

Philip T. Warman	9/5/2018	18,614	$141,653	18,614	$141,653

William M. Griffin, Jr.	7/17/2018	8,762	$66,679	-	-

James D. Bennett

Julian M. Bott

Robert S. Griffin

(a)	Messrs. B. Griffin, J. Bennett, Bott and S. Griffin departed the Company effective February 8, 2019, February 8, 2018, February 22, 2018, and March 1, 2018, respectively.
(b)

For Mr. B. Griffin, this number includes shares of restricted stock that vest upon the earlier of the first anniversary of the grant date or the day immediately preceding the Annual Meeting. For Mr. Johnson, this number includes shares of restricted stock that vest in one-third increments on each of December 15, 2018, 2019 and 2020 as well as each of July 1, 2019, 2020 and 2021. For Messrs Suter and Warman, this number includes shares of restricted stock that vest in one-third increments on each of July 1, 2019, 2020 and 2021.

(c)	Valuations are based on $7.61 per share, which was the last trading price for a share of the Company’s common stock on the NYSE on December 31, 2018.
(d)

This number includes performance stock units that vest on June 30, 2021 and will be settled in shares of the Company’s common stock in an amount based on the Company’s relative total stockholder return performance over the period from July 1, 2018 to June 30, 2021, provided that the grantee remains employed until the date of settlement. The disclosure is made at “target” performance level because the Company’s previous performance as of December 31, 2018 has exceeded the threshold.

Option Exercises and Stock Vested

The following table reflects the shares of restricted stock of each of our 2018 named executive officers that vested during 2018. No stock options were outstanding or exercised in 2018.

	Stock Awards
Name(a)	Number of Shares Acquired on Vesting (b)	Value Realized on Vesting (c)

Michael A. Johnson	5,112	$44,986

John P. Suter	104,615	$1,816,116

Philip T. Warman	57,232	$993,548

William M. Griffin, Jr.	13,877	$240,905

James D. Bennett	409,704	$5,506,422

Julian M. Bott	144,887	$2,164,612

Robert S. Griffin	47,944	$644,367

(a)	Messrs. B. Griffin, J. Bennett, Bott and S. Griffin departed the Company effective February 8, 2019, February 8, 2018, February 22, 2018, and March 1, 2018, respectively.
(b)

For Mr. B. Griffin, this number includes shares of restricted stock granted on October 19, 2016 and June 30, 2017 in connection with his service as a non-employee director prior to his appointment as Interim President and Chief Executive Officer. For each of Messrs. Suter, Warman, J. Bennett, Bott and S. Griffin, this number includes shares of restricted stock granted on October 19, 2016 and February 15, 2017 and performance share units granted on February 15, 2017. The shares of restricted stock held by Messrs. B. Griffin, Suter and Warman were accelerated and vested and the performance share units held by Messrs. Suter and Warman were accelerated and vested and settled at target on June 27, 2018 pursuant to the agreements governing these awards. The shares of restricted stock and performance share units held by each of Messrs. J. Bennett, Bott and S. Griffin were accelerated and vested and, in the case of the performance share units, settled at target, on

April 3, February 22, and March 27, 2018, respectively, in connection with his separation from the Company, which in each case was treated as a termination without cause under the terms of his employment agreement approved during the first half of 2018. For Mr. Johnson, this number includes one-third of the shares of restricted stock granted on December 15, 2017, which vested on December 15, 2018.
(c)	The values realized upon vesting for restricted stock are based on the last trading price for a share of the company’s common stock on the applicable vesting date for such shares.

Nonqualified Deferred Compensation

The Company terminated the NQDC Plan effective December 31, 2016 in a manner consistent with Section 14 of the Plan and Section 409A of the Code. For periods beginning in 2017, no additional deferrals or contributions were permitted into the NQDC Plan. However, account balances under the NQDC Plan continued to accrue earnings until the aggregate balances as of January 5, 2018 were distributed to participants on January 31, 2018.

From January 1, 2017, participant’s accounts under the NQDC Plan were held in a rabbi trust and were adjusted for earnings and losses based on deemed investment choices selected by the participant from the fund selections made available in the NQDC Plan. The available investment choices mirrored the investment choices available under our 401(k) retirement plan and did not provide guaranteed above-market or preferential earnings on deferred compensation.

The following table sets forth activity under the NQDC Plan for 2018:

Name(a)	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year (b)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year-End

Michael A. Johnson	$-	$-	$-	$-	$-

John P. Suter	$-	$-	$-	$-	$-

Philip T. Warman	$-	$-	$1,065	$483,407	$-

William M. Griffin, Jr.	$-	$-	$-	$-	$-

James D. Bennett	$-	$-	$1,327	$1,226,493	$-

Julian M. Bott	$-	$-	$-	$-	$-

Robert S. Griffin	$-	$-	$391	$64,109	$-

(a)	Messrs. B. Griffin, J. Bennett, Bott and S. Griffin departed the Company effective February 8, 2019, February 8, 2018, February 22, 2018, and March 1, 2018, respectively.
(b)

The amounts reported in the earnings column were not reported as compensation in the Summary Compensation Table for 2018. No amounts are reported in the contributions and aggregate balance at last fiscal year end columns because the NQDC Plan was terminated in December 2016, following which no deferrals were permitted into the NQDC Plan, and active employee balances were distributed in January 2018.

Potential Payments Upon Termination or Change in Control

The employment agreements we currently maintain with our named executive officers, together with our incentive and deferred compensation plans and the agreements governing equity and performance unit awards, provide for specified payments in the event of a termination under certain conditions or a Change in Control (as defined below). The following discussion describes these arrangements with continuing named executive officers. As noted above, Messrs. B. Griffin, J. Bennett, Bott and S. Griffin departed the Company effective February 8, 2019, February 8, 2018, February 22, 2018 and March 1, 2018, respectively.

Employment Agreements with our Named Executive Officers

The employment agreements with our named executive officers were approved prior to the reconstitution of the Board following the 2018 annual meeting. The terms in effect during 2018 are described below.

TERMINATION WITHOUT CAUSE

Pursuant to the employment agreements in effect on December 31, 2018, the Company may terminate its employment arrangement with its named executive officers at any time without cause. Upon such a termination, the named executive officer is entitled to receive (i) a lump sum payment equal to twelve months base salary in effect on the termination date, (ii) accelerated vesting of all unvested restricted stock and performance share units and (iii) accelerated vesting of all unvested performance share units, provided that the units shall only be payable subject to the attainment of the performance measures for the applicable performance period as provided under the terms of the applicable award agreement

CHANGE IN CONTROL

Pursuant to the employment agreements in effect on December 31, 2018, in the event that employment is terminated within two years of a Change in Control without cause, a named executive officer is entitled to receive a lump sum cash payment in an amount equal to a multiple of his base salary and average annual bonus calculated based on the bonuses paid over the preceding three years. If the foregoing lump sum cash amount is not paid within sixty days after the termination in connection with a Change in Control event, the unpaid amount will bear interest at a rate equal to 12% per annum.

The Company’s emergence from Chapter 11 reorganization, effective October 4, 2016, constituted a Change in Control under the terms of each outstanding employment agreement. Therefore, the termination of each of Messrs. J. Bennett, Bott, and S. Griffin entitled him to Change in Control severance benefits of three times, in the case of Messrs. J. Bennett and Bott, and two times, in the case of Mr. S. Griffin, his base salary and average annual bonus. As noted above, the terms of these agreements were approved prior to the Board’s reconstitution in June 2018.

In addition, pursuant to the employment agreements in effect on December 31, 2018, in the event of a termination in connection with a Change in Control, all of the named executive officer’s units, stock options, incentive stock options, performance units, performance share units, stock appreciation rights and restricted stock (collectively, “awards”) will vest. In such event, the named executive officer will be entitled to the conversion of performance share units at the “target” award quantity of 100%. Further, the executive’s right to exercise any previously unexercised options will not terminate until the latest date on which such option would expire but for the executive’s termination. To the extent we are unable to provide for one or both of the foregoing rights, we will provide in lieu thereof a lump-sum cash payment equal to the difference between the total value of such awards with the foregoing rights and the total value without the foregoing rights.

In addition, the executive will be entitled to the above-described payments if, within two years of a Change in Control, he resigns for good reason which includes a material diminution in his authority, duties or responsibilities or a material reduction in his then current base salary or other benefits set forth in his employment agreement.

Generally speaking, as used in the employment agreements, a Change in Control occurs if (a) someone acquires 40% of more of our stock, (b) a majority of our directors is replaced, with certain exceptions, (c) SandRidge is not the surviving company following a business combination, unless our prior stockholders own at least sixty percent of the combined entity, or (d) we sell or liquidate all our assets.

TERMINATION FOR CAUSE

Pursuant to the employment agreements in effect on December 31, 2018, if a named executive officer is terminated for cause, neither the Company nor the executive has any further obligations except for those expressly surviving termination of employment. Upon such a termination after a named executive officer attains the age of 60, the executive will be eligible for immediate vesting of unvested Company matching contributions under our 401(k) retirement plan. Generally speaking, as used in the employment agreements, cause means any of the following: a material breach of contract, substantial failure to perform, willful disregard of instructions or material neglect of duties, misappropriation, fraudulent conduct, personal misconduct which could harm the company or its reputation, felony conviction or conviction for crimes of dishonesty.

VOLUNTARY TERMINATION BY EXECUTIVE/RETIREMENT

Pursuant to the employment agreements in effect on December 31, 2018, if a named executive officer voluntarily terminates his employment, neither the Company nor the executive has any further obligations except for those expressly surviving termination of employment. Upon retirement after the attainment of age 60, a named executive officer will be eligible for immediate vesting of unvested Company matching contributions under our 401(k) retirement plan.

TERMINATION DUE TO DEATH OR DISABILITY

Pursuant to the employment agreements in effect on December 31, 2018, if a named executive officer suffers from a continuous physical or mental condition for a period of six months that constitutes a disability under the Company’s Long Term Disability policy, the executive’s employment may be terminated by the Company. Upon a termination due to death or disability, the named executive officer or his estate is entitled to receive (i) a lump sum payment equal to twelve months base salary in effect on the termination date, reduced by benefits payable under disability plans provided by the Company, (ii) accelerated vesting of all unvested restricted stock, (iii) accelerated vesting of all unvested performance units, provided that such units shall only be payable subject to the attainment of the performance measures for the applicable performance period as provided under the terms of the applicable award agreement and (iv) immediate vesting of unvested Company matching contributions under our 401(k) retirement plan.

PAYMENT CONDITIONS

The right to severance compensation is subject to the named executive officer’s execution of a severance agreement and general release, which operates as a release of all legally waivable claims against the Company and its affiliates, employees and directors. The employment agreements in effect on December 31, 2018 also provide for a 12 month non-solicitation and non-interference period after termination of employment during which the executive agrees not to solicit employees and customers or conduct activities likely to be competitive with the business of the Company. The employment agreements also subject the executive to certain confidentiality obligations. Termination payments are further conditioned upon the executive’s compliance with all such post-employment obligations.

If any amount payable to a named executive officer under his employment agreement or otherwise would constitute a “parachute payment” within the meaning of Section 280G of the Code and, but for the terms of the agreement, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the executive’s payments under the agreement will be reduced to the greatest amount that would not be subject to the Excise Tax if, after taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, the executive would retain a greater amount on an after-tax basis following such reduction.

Agreements Governing Named Executive Officer Equity Awards

For awards granted prior to December 2017, upon a Change in Control, named executive officers were entitled to receive (i) accelerated vesting of all unvested restricted stock, (ii) accelerated vesting of all unvested performance units, with payment based on the unit’s target value, and (iii) accelerated vesting of all unvested performance share units at the target award quantity. Beginning in December 2017, the agreements governing equity awards granted to our named executive officers provided for acceleration in the event of a termination within two years of a Change in Control. Beginning in September 2018, the agreement governing equity awards granted to our named executive officers provided for acceleration in the event of a termination within six months of a Change in Control.

In August 2018, the Board amended and restated the Company’s 2016 Omnibus Incentive Plan to, among other things, revise the definition of “Change in Control.” Generally speaking, as used in equity award agreements granted following the amendment and restatement, a Change in Control occurs if (a) someone acquires 50% of more of our stock, (b) SandRidge is not the surviving company following a business combination, (c) we sell all or substantially all of our assets, or (d) there is a complete liquidation of the Company, with certain exceptions. Those exceptions include, but are not limited to, any transaction in which (i) the Company’s existing stockholders own more than half of the resulting entity, or (ii) no person or group owns at least half of combined voting power of the resulting entity or, if applicable, its ultimate parent entity.

Summary of Potential Payments upon Termination or Change in Control

The following table presents our reasonable estimate of the benefits that would have been payable to our named executive officers under their employment agreements assuming that each triggering event took place on December 31, 2018. While we have made reasonable assumptions regarding the amounts, there can be no assurance that the named executive officers would have received the amounts reflected below in the event of an actual termination of employment.

	Termination Other Than for Cause	Termination by Executive/Retirement	Termination in Connection with Change in Control	Termination Due to Death / Disability
Michael A. Johnson

Cash Severance (a)	$376,442		$961,057	$376,442

RSA & PSU Award (b)	$361,110		$361,110	$361,110

TOTAL	$737,552	$-	$1,322,167	$737,552

John P. Suter

Cash Severance (a)	$421,615		$1,525,726	$421,615

RSA & PSU Award (b)	$761,517		$761,517	$761,517

TOTAL	$1,183,133	$-	$2,287,244	$1,183,133

Philip T. Warman

Cash Severance (a)	$376,442		$1,463,149	$376,442

RSA & PSU Award (b)	$283,305		$283,305	$283,305

TOTAL	$659,747	$-	$1,746,454	$659,747

(a)

For Termination Other Than For Cause and for Termination Due to Death or Disability this amount includes each officer’s base salary for 12 months. For the Termination in Connection with a Change in Control column, this amount includes two times the sum of each executive’s respective base salary and average bonus and annual incentive paid over the preceding three years or such lesser number of years as the executive may have been employed.

(b)

Includes the value of the executives’ unvested restricted stock and performance share units held as of December 31, 2018, based on the closing trading price on December 31, 2018 of $7.61 per share and the conversion to shares of common stock of the performance share units at the target award quantity.

Interim Chief Executive Officer Employment Agreement Terms

As noted above, Mr. B. Griffin departed the Company effective February 8, 2019. Pursuant to the Interim CEO Employment Agreement in effect on December 31, 2018, either party may have terminated the executive’s employment at any time upon 30 days’ written notice without further obligation except for those expressly surviving termination of employment. As noted above, Mr. B. Griffin received an incentive payment equal to 132% of his target award under the Company’s annual incentive program for 2018.

2018 Executive Departures

As noted above, during the first half of 2018 the independent members of the Board initiated a transition to a new leadership team, leading to the departure of Mr. J. Bennett, effective February 8, 2018, Mr. Bott, effective at the close of business on February 22, 2018 and Mr. S. Griffin, effective March 1, 2018. Because the Company’s emergence from Chapter 11 reorganization, effective October 4, 2016, constituted a Change in Control under the terms of their employment agreements and outstanding equity award agreements, each of Messrs. J. Bennett, Bott and S. Griffin was entitled to receive Change in Control severance compensation in connection with his termination. As indicated above, the terms of these agreements were approved prior to the 2018 annual meeting.

Mr. J. Bennett’s severance compensation consisted of the following:

•	a cash severance payment equal to $6,738,479
•	a cash payment in lieu of a 10-day termination notice period equal to $35,192
•	the accelerated vesting of 343,085 shares of previously granted restricted stock
•	the accelerated vesting of 66,619 previously granted performance share units, which upon vesting, were converted into shares of common stock on a one-for-one basis (the “target” award quantity)
•	the accelerated vesting of 17,500 previously granted performance units, which were settled in cash at the “target” grant value of $100 per unit

Mr. Bott’s severance compensation consisted of the following:

•	a cash severance payment equal to $2,840,234
•	the accelerated vesting of 126,469 shares of previously granted restricted stock
•	the accelerated vesting of 18,418 previously granted performance share units, which upon vesting, were converted into shares of common stock on a one-for-one basis (the “target” award quantity)
•	the accelerated vesting of 6,167 previously granted performance units, which were settled in cash at the “target” grant value of $100 per unit

Mr. S. Griffin’s severance compensation consisted of the following:

•	a cash severance payment equal to $910,375
•	the accelerated vesting of 44,075 shares of previously granted restricted stock
•	the accelerated vesting of 3,869 previously granted performance share units, which upon vesting, were converted into shares of common stock on a one-for-one basis (the “target” award quantity)
•	the accelerated vesting of 2,500 previously granted performance units, which were settled in cash at the “target” grant value of $100 per unit

CEO Pay Ratio

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act and applicable SEC rules, we are providing the following information about the relationship of our CEO’s compensation to the compensation of all our employees. For 2018:

•	the total compensation of our median employee was $109,682, as calculated pursuant to the same methodology as that used to determine pay for our CEO in the Summary Compensation Table
•

the total compensation of Mr. B. Griffin, our former interim President and CEO, consisting of annualized base salary and non-equity incentive award payments and otherwise as reported in the Summary Compensation Table, was $1,599,325

•	the ratio of our CEO’s total compensation to the median employee total compensation was 14.6 to 1

We believe this pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology used. To identify our median employee, we compared the year to date Federal Taxable Wages of our employees as of November 1, 2018. We did not exclude any of our employees or make any cost-of-living adjustments. We had 311 employees as of November 1, 2018, all of which were U.S. employees. Similar to our CEO, each of our employees enjoys a comprehensive compensation and benefit package that we determine by benchmarking to market practices.

Ownership of our Stock

The following table sets forth the number of shares of our common stock beneficially owned as of April 22, 2019, unless otherwise noted, by (1) those persons or any group (as that term is used in Section 13(d)(3) of the Exchange Act) known to beneficially own more than 5% of the outstanding shares of our common stock (the “5% beneficial owners”), (2) each named executive officer and director (including each Board nominee) of the Company, and (3) all directors and executive officers of the Company as a group. This information is based on information furnished by the 5% beneficial owners, directors and executive officers. For purposes of this table, beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. The following percentage information is calculated based on 35,687,141 shares of common stock that were outstanding as of March 29, 2019, plus any shares that may be acquired by each stockholder within 60 days of March 29, 2019. Except as indicated below, the stockholders listed possess sole voting and dispositive power with respect to the shares beneficially owned by that person. Unless otherwise noted, the mailing address of each person named below is SandRidge Energy, Inc., 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma 73102, Attention: Corporate Secretary.

	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Paul D. McKinney	—	*

Michael A. Johnson	32,449	*

John P. Suter	108,250	*

Philip T. Warman	50,463	*

James D. Bennett(1)	359,148	*

Julian M. Bott(2)	157,641	*

Robert S. (Scott) Griffin(3)	55,805	*

Bob G. Alexander	8,762	*

Sylvia K. Barnes(4)	11,938	*

Jonathan Christodoro	8,762	*

Jonathan Frates	8,762	*

William (Bill) M. Griffin, Jr.(5)	25,482	*

David J. Kornder(6)	26,907	*

John “Jack” Lipinski	8,762	*

Randolph C. Read	23,762	*

All current directors and executive officers as a group(7)	314,299	*

Carl Icahn(8)	4,818,832	13.5%

Guggenheim Capital(9)	2,427,745	6.8%

BlackRock, Inc.(10)	2,288,110	6.4%

Susquehanna Advisors Group(11)	1,838,576	5.2%

*	Less than 1%
(1)

Mr. J. Bennett was terminated from his position as President and CEO, effective February 8, 2018. In connection with such termination, on March 10, 2018, Mr. J. Bennett tendered his resignation from the Board, which the Board accepted. The figure listed in the table reflects the shares of common stock disclosed in Mr. J. Bennett’s most recent filing under Section 16 of the Exchange Act minus shares traded for taxes in connection with the acceleration of outstanding equity awards following his departure.

(2)

Mr. Bott was terminated from his position as Chief Financial Officer, effective February 22, 2018. The figure listed in the table reflects the shares of common stock disclosed in Mr. Bott’s most recent filing under Section 16 of the Exchange Act minus shares traded for taxes in connection with the acceleration of outstanding equity awards following his departure.

(3)

Mr. S. Griffin was terminated from his position as Senior Vice President, People and Culture, effective March 1, 2018. The figure listed in the table reflects the shares of common stock disclosed in Mr. S. Griffin’s most recent filing under Section 16 of the Exchange Act minus shares traded for taxes in connection with the acceleration of outstanding equity awards following his departure.

(4)	Ms. Barnes notified the Company on April 3, 2019 that she would not stand for re-election to the Board at the Annual Meeting.
(5)	Mr. B. Griffin notified the Company on April 8, 2019 that he would not stand for re-election to the Board at the Annual Meeting.
(6)	Mr. Kornder notified the Company on March 25, 2019 that he would not stand for re-election to the Board at the Annual Meeting.
(7)	Excludes Mr. J. Bennett, Mr. Bott, and Mr. S. Griffin.
(8)

According to a Schedule 13D filed with the SEC on November 22, 2017, as amended by Amendments No. 1 - 23, the shares of common stock listed in the table above are beneficially owned by High River Limited Partnership (“High River”), Hopper Investments LLC (“Hopper”), Barberry Corp. (“Barberry”), Icahn Partners Master Fund LP (“Icahn Master”), Icahn Offshore LP (“Icahn Offshore”), Icahn Partners LP (“Icahn Partners”), Icahn Onshore LP (“Icahn Onshore”), Icahn Capital LP (“Icahn Capital”), IPH GP LLC (“IPH”), Icahn Enterprises Holdings L.P. (“Icahn Enterprises Holdings”), Icahn Enterprises G.P. Inc. (“Icahn Enterprises GP”), Beckton Corp. (“Beckton”), and Carl C. Icahn, a citizen of the United States of America (collectively, the “Icahn Reporting Persons”). Barberry is the sole member of Hopper, which is the general partner of High River. Icahn Offshore is the general partner of Icahn Master. Icahn Onshore is the general partner of Icahn Partners. Icahn Capital is the general partner of each of Icahn Offshore and Icahn Onshore. Icahn Enterprises Holdings is the sole member of IPH, which is the general partner of Icahn Capital. Beckton is the sole stockholder of Icahn Enterprises GP, which is the general partner of Icahn Enterprises Holdings. Carl C. Icahn is the sole stockholder of each of Barberry and Beckton. As such, Mr. Icahn is in a position indirectly to determine the investment and voting decisions made by each of the Icahn Reporting Persons. The principal business address of each of (i) High River, Hopper, Barberry, Icahn Offshore, Icahn Partners, Icahn Master, Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP and Beckton

is White Plains Plaza, 445 Hamilton Avenue - Suite 1210, White Plains, NY 10601, and (ii) Mr. Icahn is c/o Icahn Associates Holding LLC, 767 Fifth Avenue, 47th Floor, New York, NY 10153.
(9)

According to a Schedule 13G/A filed with the SEC on February 14, 2019, the shares of common stock listed in the table above are beneficially owned by Guggenheim Capital, LLC, Guggenheim Partners, LLC, GI Holdco II LLC, GI Holdco LLC, Guggenheim Partners Investment Management Holdings, LLC, and Guggenheim Partners Investment Management, LLC (“GPIM”), each a Delaware limited liability company, which amount includes (i) 2,427,745 shares of common stock, 2,353,413 of which are directly beneficially owned by GPIM; (ii) 6,220 additional shares of common stock obtainable upon exercise of the Company’s Series A Warrants, 5,732 of which are directly beneficially owned by GPIM; and (iii) 2,617 additional shares of common stock obtainable upon exercise of the Company’s Series B Warrants, 2,412 of which are directly beneficially owned by GPIM. The address of each of Guggenheim Capital, LLC and Guggenheim Partners, LLC is 227 West Monroe Street, Chicago, IL 60606. The address of each of GI Holdco II LLC, GI Holdco LLC and Guggenheim Partners Investment Management Holdings, LLC is 330 Madison Avenue, New York, NY 10017. The address of Guggenheim Partners Investment Management, LLC is 100 Wilshire Boulevard, 5th Floor, Santa Monica, CA 90401.

(10)

According to a Schedule 13G filed with the SEC on February 6, 2019, the shares of common stock listed in the table above are beneficially owned by BlackRock, Inc. BlackRock, Inc. has sole voting power with respect to 2,201,740 shares and sole dispositive power with respect to 2,288,110 shares. The principal business address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(11)

According to Schedule 13G filed with the SEC on February 14, 2019, the shares of common stock listed in the table above are beneficially owned by CVI Opportunities Fund I, LLLP, CVI Opportunities Fund II, LLLP, G1 Execution Services, LLC, Susquehanna Advisors Group, Inc. and Susquehanna Securities. Susquehanna Securities and G1 Execution Services, LLC are affiliated independent broker-dealers. Susquehanna Advisors Group, Inc. is the investment manager to CVI Opportunities Fund I, LLLP and CVI Opportunities Fund II, LLLP. As a group, they have shared voting and dispositive power over 1,838,576 shares of common stock, of which (i) 1,645,231 are directly beneficially owned by CVI Opportunities Fund I, LLLP, which includes 83,826 shares issuable upon the exercise of warrants , (ii) 70,866 are directly beneficially owned by CVI Opportunities Fund II, LLLP, (iii) 741 are directly beneficially owned by G1 Execution Services, LLC, which are issuable upon the exercise of warrants and (iv) 121,738 are directly beneficially owned by Susquehanna Securities, which includes options exercisable for 98,400 shares. The address of each of CVI Opportunities Fund I, LLLP and CVI Opportunities Fund II, LLLP is One Commerce Center, 1201 N. Orange Street, Suite 715, Wilmington, DE 19801. The address of G1 Execution Services, LLC is 175 W. Jackson Blvd., Suite 1700, Chicago, IL 60604. The address of each of Susquehanna Advisors Group, Inc. and Susquehanna Securities is 401 E. City Avenue, Suite 220, Bala Cynwyd, PA 19004.

Section 16(a) Beneficial Ownership Compliance

Section 16(a) of the Exchange Act requires our officers and directors and persons who own more than 10% of the outstanding shares of our common stock to file reports of ownership and changes in ownership concerning their shares of our common stock with the SEC and to furnish us with copies of all Section 16(a) forms they file. We are required to disclose delinquent filings of reports by such persons.

Based solely on the copies of such reports and amendments thereto received by us, or written representations that no filings were required, we believe that all Section 16(a) filing requirements applicable to our executive officers, directors and 10% stockholders were met for the fiscal year ended December 31, 2018.

General Information

Stockholder Proposals and Nominations

A stockholder who wants to make a proposal or nominate a person for membership on the Board at an annual meeting of stockholders must comply with the applicable requirements of the SEC and our Bylaws. Under our Bylaws, a notice of intent of a stockholder to bring any matter before the 2020 annual meeting of stockholders (other than a proposal or nomination intended to be included in our proxy statement) shall be made in writing and received by our Corporate Secretary neither later than the close of business on March 24, 2020 nor earlier than the close of business on February 23, 2020 in order to be considered timely. Every such notice by a stockholder shall set forth the information required under Section 2.9 of our Bylaws. In addition to the information included in such stockholder’s notice, we may require any proposed nominee to furnish such other information as we may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Company. All stockholder proposals should be sent to our Corporate Secretary at 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma 73102.

A stockholder proposal or nomination submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be included in our proxy statement relating to the 2020 annual meeting must be received no later than December 7, 2019.

Other Matters

The Board does not know of any other matters that are to be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons voting the proxy.

The SEC has adopted a rule that allows us or your broker to send a single set of proxy materials and annual reports to any household at which two or more of our stockholders reside, if we or your broker believe that the stockholders are members of the same family. This practice, referred to as “householding,” benefits both you and us. It reduces the volume of duplicate information received at your household and helps us reduce our expenses. The rule applies to our annual reports, proxy materials (including this Proxy Statement) and information statements. Once you receive notice from your broker or from us that communications to your address will be “householded,” the practice will continue until you are otherwise notified or until you revoke your consent to the practice. Each stockholder will continue to receive a separate proxy card or voting instruction card.

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Proxy Statement and, if applicable, other proxy materials, please notify your broker, or if you are holding a physical stock certificate, direct your written or oral request to SandRidge Energy, Inc., 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma 73102, Attention: Corporate Secretary. Stockholders who currently receive multiple copies of this Proxy Statement and, if applicable, other proxy materials at their address and would like to request “householding” of their communications should contact their broker or our Corporate Secretary at the above address.

Annual Reports

Our Annual Report to Stockholders for the year ended December 31, 2018, including audited financial statements, accompanies this Proxy Statement. The Annual Report to Stockholders is not incorporated by reference into this Proxy Statement or deemed to be a part of the materials for the solicitation of proxies.

Our 2018 Form 10-K is available on our website at http://www.sandridgeenergy.com. In addition, we will provide a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 without charge to any stockholder making written request to SandRidge Energy, Inc., 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma 73102, Attention: Corporate Secretary.

Annex A

Non-GAAP Financial Measures

This Proxy Statement includes non-GAAP financial measures. These non-GAAP measures are not alternatives to GAAP measures, and you should not consider these non-GAAP measures in isolation or as a substitute for analysis of our results as reported under GAAP. Below is additional disclosure regarding each of the non-GAAP measures used in this proxy, including reconciliations to their most directly comparable GAAP measure.

Reconciliation of G&A to Adjusted G&A

The Company’s management reports and provides guidance on Adjusted G&A because it believes this measure is commonly used by management, analysts and investors as an indicator of cost management and operating efficiency on a comparable basis from period to period, and to compare and make investment recommendations of companies in the oil and gas industry. This non-GAAP measure allows for the analysis of general and administrative spend without regard to stock-based compensation programs, and other non-recurring cash items which can vary significantly between companies. Adjusted G&A is not a measure of financial performance under GAAP and should not be considered a substitute for general and administrative expense. Therefore, the Company’s Adjusted G&A may not be comparable to other companies’ similarly titled measures.

The Company defines Adjusted G&A as general and administrative expense adjusted for certain non-cash stock-based compensation and other non-recurring items, as shown in the following table.

Year Ended December 31, 2018 (In thousands)

General and administrative	$41,666
Stock-based compensation(1)	(4,933)

Adjusted G&A	$36,733

(1)	Year ended December 31, 2018 excludes non-cash stock-based compensation included in accelerated vesting of employment compensation and employee termination benefits.

Reconciliation of Adjusted G&A to Adjusted G&A Used in 2018 Annual Incentive Plan

For the purpose of calculating the Adjusted G&A metric in the 2018 Annual Incentive Plan, the Company further adjusts the non-GAAP measure listed above to reflect a target level payout under the 2018 Annual Incentive Plan. This eliminates the need to perform recursive procedures to determine the Company’s performance score in respect of this metric. For the purpose of the Adjusted G&A metric, the Company also includes capitalized G&A as adjusted to reflect a target level payout under the 2018 Annual Incentive Plan. As adjusted, Adjusted G&A is not a measure of financial performance under GAAP and should not be considered a substitute for general and administrative expense. Therefore, the Company’s Adjusted G&A as used in the 2018 annual incentive plan may not be comparable to other companies’ similarly titled measures.

Year Ended December 31, 2018 (In thousands)

Adjusted G&A	$36,733
Adjustment of 2018 AIP to target	(822)

Adjusted G&A, as further adjusted	$35,911

Capitalized G&A	$5,379
Adjustment of 2018 AIP to target	(180)

Capitalized G&A, as adjusted	$5,199

Adjusted G&A, as used in the 2018 Annual Incentive Plan	$41,110

A-1

Reconciliation of Net Income to EBITDA, Adjusted EBITDA and Operating Cash Flow per Share

The Company defines EBITDA as net income before income tax (benefit) expense, interest expense, depreciation and amortization - other and depreciation and depletion - oil and natural gas. Adjusted EBITDA, as presented herein, is EBITDA excluding items that the Company’s management believes affect the comparability of operating results such as items whose timing and/or amount cannot be reasonably estimated or are non-recurring, as shown in the following tables.

Adjusted EBITDA is presented because management believes it provides useful additional information used by the Company’s management and by securities analysts, investors, lenders, ratings agencies and others who follow the industry, for analysis of the Company’s financial and operating performance on a recurring basis and the Company’s ability to internally fund exploration and development, and to service or incur additional debt. In addition, management believes that adjusted EBITDA is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry. The Company’s adjusted EBITDA may not be comparable to similarly titled measures used by other companies.

Operating Cash Flow per Share is utilized as a performance measure to capture production, realized prices and expenses normalized on a per share basis to control against dilutive transactions. For the purpose of calculating Operating Cash Flow per Share in the 2018 Annual Incentive Plan, the Company defines Operating Cash Flow as Adjusted EBITDA as further adjusted for interest expense and to reflect a target level payout under the 2018 Annual Incentive Plan. This eliminates the need to perform recursive procedures when calculating the Company’s performance score in respect of this metric. As Operating Cash Flow per Share is not a measure of financial performance under GAAP and should not be considered a substitute for net gain or loss. Therefore, the Company’s Operating Cash Flow per Share as used in the 2018 Annual Incentive Plan may not be comparable to other companies’ similarly titled measures.

Year Ended December 31, 2018
(In thousands, except per share amounts)
Net loss	$(9,075)
Adjusted for
Income tax benefit	(71)
Interest expense	3,148
Depreciation and amortization - other	11,982
Depreciation and depletion - oil and natural gas	127,281

EBITDA	$133,265
Asset impairment	4,170
Stock-based compensation	10,246
Loss on derivative contracts	17,155
Cash paid upon settlement of derivative contracts	(35,325)
Employee termination benefits	32,657
Proxy contest	7,139
Acceleration of performance units	1,232
Gain on extinguishment of debt	(1,151)
Other	(2,669)

Adjusted EBITDA	$166,719
Adjustment of 2018 AIP to target	956
Interest expense	(3,148)

Adjusted cash flow	$164,527

Diluted weighted average common shares outstanding	35,057

Adjusted cash flow per share	$4.69

A-2

123 Robert S. Kerr Avenue

Oklahoma City, Oklahoma 73102

(405) 429-5500

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY E73184-P21497 1b. Jonathan Christodoro 1a. Bob G. Alexander 1d. John “Jack” Lipinski 1c. Jonathan Frates Please check here if you plan to attend this meeting. 1e. Paul D. McKinney 1f. Randolph C. Read 2. Consider, through a non-binding vote, the 2018 compensation provided to the Company’s named executive officers. The Board of Directors unanimously recommends you ABSTAIN from voting on proposal 2 NOTE: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof. 1. Election of Directors: Nominees: For Against Abstain For Against Abstain Yes No Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. SANDRIDGE ENERGY, INC. The Board of Directors unanimously recommends you vote FOR the following: SANDRIDGE ENERGY, INC. ATTN: DUSTIN CRAWFORD 123 ROBERT S. KERR AVE. OKLAHOMA CITY, OK 73102-6406 ! ! ! VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SCAN TO VIEW MATERIALS & VOTE

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on May 23, 2019: Annual Report, Notice & Proxy Statement are available at www.proxyvote.com TO SUBMIT A PROXY BY MAIL, DETACH ALONG THE PERFORATION, MARK, SIGN, DATE AND RETURN THE BOTTOM PORTION PROMPTLY USING THE ENCLOSED ENVELOPE. E73185-P21497 SANDRIDGE ENERGY, INC. 2019 Annual Meeting of Stockholders May 23, 2019 9:00 a.m. Central Time THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Paul D. McKinney and Philip T. Warman, and each of them, with full power of substitution, proxy to represent and vote all shares of Common Stock of SandRidge Energy, Inc. (the “Company”) that the undersigned would be entitled to vote if personally present at the Company’s Annual Meeting of Stockholders to be held at 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma 73102 on Thursday, May 23, 2019, at 9:00 a.m. Central Time, and at any adjournment or postponement thereof, as stated on the reverse side. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted “FOR” each of the Nominees under Proposal 1 and “ABSTAIN” in relation to Proposal 2. PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE BY THE INTERNET OR BY TELEPHONE. (Continued and to be signed on the reverse side)